Filed Pursuant to Rule 424(b)(3)
File Number 333-123906

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement dated May 11, 2005
To Prospectus declared
effective on April 21, 2005
(Registration No. 333-123906)

GURUNET CORPORATION

This Prospectus Supplement No. 1 supplements our Prospectus dated April 21, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	the attached Current Report on Form 8-K/A of GuruNet Corporation dated April 29, 2005;

•	the attached Current Report on Form 8-K of GuruNet Corporation dated May 10, 2005;

•	the attached Current Report on Form 8-K of GuruNet Corporation dated May 10, 2005; and

•	the attached Quarterly Report on Form 10-QSB of GuruNet Corporation for the fiscal quarter ended March 31, 2005.

Our common stock is listed on the American Stock Exchange under the symbol “GRU.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 11, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2005

GuruNet Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
Building 98
Jerusalem, Israel 91481
(Address of Principal Executive Offices)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 29, 2005, GuruNet Corporation (the “Company”) entered into a lease agreement (the “Lease”) with 35th Street Associates (the “Landlord”) to lease office space in the building known as 237 West 35th Street (a portion of the 11th floor know as suite 1101) in New York, NY (the “Premises”). The space will serve as the Company’s U.S. headquarters. The term of the Lease shall begin on May 1, 2005 and end on June 30, 2010; however, the Company shall have the right to cancel the Lease commencing May 1, 2008, upon 90 days prior written notice to the Landlord, provided it is not in default of any of the terms of the Lease and it delivers to Landlord an amount representing unamortized free rent (described below) and commissions due as of the date the Lease is terminated. The average base rent for the Premises during the first year of the Lease is approximately $66,000.00 per annum and will increase to approximately $74,000.00 per annum during the final year of the Lease. In addition to the base rent, the Company will be responsible for certain costs and charges specified in the Lease, including real estate taxes and utility charges.

In connection with the execution of the Lease, the Company made a security deposit in the amount of $18,668.24. The Company shall forfeith its security deposit in the event it elects to cancel the Lease as discussed above.  The Lease also provides that during the months of May and June 2005, the Company shall not pay base rent.

The foregoing is a summary description of certain terms of the Lease. It is qualified in its entirety by the text of the Lease attached as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this current report on Form 8-K regarding the Lease is hereby incorporated into this Item 2.03 by reference.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

10.1	Lease Agreement between GuruNet Corporation and 35th Street Associates dated April 29, 2005.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GURUNET CORPORATION

Dated: May 6, 2005	By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease Agreement between GuruNet Corporation and 35th Street Associates dated April 29, 2005.

9/99

STANDARD FORM OF LOFT LEASE

The Real Estate Board of New York, Inc.

Agreement of Lease, made as of this day of April in the year 2005, between 35th Street Associates c/o Kaufman Management Co. 450 7th Avenue NYC 10123

party of the first part, hereinafter referred to as OWNER, and GuruNet Corporation party of the second part, hereinafter referred to as TENANT,

Witnesseth: Owner hereby leases to Tenant and Tenant hereby hires from Owner a portion of the 11th floor known as suite 1101 in the building known as 237 West 35th Street NYC 10001
in the Borough of Manhattan, City of New York, for the term of 5 years and 2 months

(or until such term shall sooner cease and expire as hereinafter provided) to commence on the 1st day of May in the year 2005, and to end on the 30th day of June in the year 2010 both dates inclusive, at an annual rental rate of

See rental schedule in # 41 of rider attached and made part of lease which Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance on the first day of each month during said term, at the office of Owner or such other place as Owner may designate, without any setoff or deduction whatsoever, except that Tenant shall pay the first monthly installment(s) on the execution hereof (unless this lease be a renewal).

In the event that, at the commencement of the term of this lease, or thereafter, Tenant shall be in default in the payment of rent to Owner pursuant to the terms of another lease with Owner or with Owner's predecessor in interest, Owner may at Owner's option and without notice to Tenant add the amount of such arrears to any monthly installment of rent payable hereunder, and the same shall be payable to Owner as additional rent.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

Rent: 1. Tenant shall pay the rent as above and as hereinafter provided.

Occupancy: 2. Tenant shall use and occupy the demised premises for General offices for a technology search engine company provided such use is in accordance with the certificate of occupancy for the building, if any, and for no other purpose.

Alterations: 3. Tenant shall make no changes in or to the demised premises of any nature without Owner's prior written consent. Subject to the prior written consent of Owner, and to the provisions of this article, Tenant, at Tenant's expense, may make alterations, installations, additions or improvements which are non-structural and which do not affect utility services or plumbing and electrical lines, in or to the interior of the demised premises, using contractors or mechanics first approved in each instance by Owner. Tenant shall, at its expense, before making any alterations, additions, installations or improvements obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof, and shall deliver promptly duplicates of all such permits, approvals and certificates to Owner. Tenant agrees to carry, and will cause Tenant's contractors and sub-contractors to carry, such worker's compensation, general liability, personal and property damage insurance as Owner may require. If any mechanic's lien is filed against the demised premises, or the building of which the same forms a part, for work claimed to have been done for, or materials furnished to, Tenant, whether or not done pursuant to this article, the same shall be discharged by Tenant within thirty (30) days thereafter, at Tenant's expense, by payment or filing a bond as permitted by law. All fixtures and all paneling, partitions, railings and like installations, installed in the demised premises at any time, either by Tenant or by Owner on Tenant's behalf, shall, upon installation, become the property of Owner and shall remain upon and be surrendered with the demised premises unless Owner, by notice to Tenant no later than twenty (20) days prior to the date fixed as the termination of this lease, elects to relinquish Owner's right thereto and to have them removed by Tenant, in which event the same shall be removed from the demised premises by Tenant prior to the expiration of the lease, at Tenant's expense. Nothing in this article shall be construed to give Owner title to, or to prevent Tenant's removal of, trade fixtures, moveable office furniture and equipment, but upon removal of same from the demised premises, or upon removal of other installations as may be required by Owner, Tenant shall immediately, and at its expense, repair and restore the demised premises to the condition existing prior to any such installations, and repair any damage to the demised premises or the building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the demised premises after Tenant's removal shall be deemed abandoned and may, at the election of Owner, either be retained as Owner's property or removed from the demised premises by Owner, at Tenant's expense.

Repairs: 4. Owner shall maintain and repair the exterior of and the public portions of the building. Tenant shall, throughout the term of this lease, take good care of the demised premises including the bathrooms and lavatory facilities (if the demised premises encompass the entire floor of the building), the windows and window frames, and the fixtures and appurtenances therein, and at Tenant's sole cost and expense promptly make all repairs thereto and to the building, whether structural or non-structural in nature, caused by, or resulting from, the carelessness, omission, neglect or improper conduct of Tenant, Tenant's servants, employees, invitees, or licensees, and whether or not arising from Tenant's conduct or omission, when required by other provisions of this lease, including Article 6. Tenant shall also repair all damage to the building and the demised premises caused by the moving of Tenant's fixtures, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction. If Tenant fails, after ten (10) days notice, to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Owner at the expense of Tenant, and the expenses thereof incurred by Owner shall be collectible, as additional rent, after rendition of a bill or statement therefor. If the demised premises be or become infested with vermin, Tenant shall, at its expense, cause the same to be exterminated. Tenant shall give Owner prompt notice of any defective condition in any plumbing, heating system or electrical lines located in the demised premises and following such notice, Owner shall remedy the condition with due diligence, but at the expense of Tenant, if repairs are necessitated by damage or injury attributable to Tenant, Tenant's servants, agents, employees, invitees or licensees as aforesaid. Except as specifically provided in Article 9 or elsewhere in this lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner, Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the building or the demised premises, or in and to the fixtures, appurtenances or equipment thereof. It is specifically agreed that Tenant shall not be entitled to any setoff or reduction of rent by reason of any failure of Owner to comply with the covenants of this or any other article of this lease. Tenant agrees that Tenant's sole remedy at law in such instance will be by way of an action for damages for breach of contract. The provisions of this Article 4 with respect to the making of repairs shall not apply in the case of fire or other casualty with regard to which Article 9 hereof shall apply.

Window Cleaning: 5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of Section 202 of the New York State Labor Law or any other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.

Requirements of Law, Fire Insurance, Floor Loads: 6. Prior to the commencement of the lease term, if Tenant is then in possession, and at all times thereafter, Tenant shall, at Tenant's sole cost and expense, promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters, Insurance Services Office, or any similar body which shall impose any violation, order or duty upon Owner or Tenant with respect to the demised premises, whether or not arising out of Tenant's use or manner of use thereof, or, with respect to the building, if arising out of Tenant's use or manner of use of the demised premises of the building (including the use permitted under the lease). Except as provided in Article 30 hereof, nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has, by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect thereto. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner. Tenant shall not keep anything in the demised premises except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization and other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for fire insurance applicable to the building, nor use the demised premises in a manner which will increase the insurance rate for the building or any

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property located therein over that in effect prior to the commencement of Tenant's occupancy. If by reason of failure to comply with the foregoing the fire insurance rate shall, at the beginning of this lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Owner, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any action or proceeding wherein Owner and Tenant are parties, a schedule or "make-up" or rate for the building or demised premises issued by a body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant, at Tenant's expense, in settings sufficient, in Owner's judgement, to absorb and prevent vibration, noise and annoyance.

Subordination: 7. This lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the demised premises are a part, and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the demised premises are a part. In confirmation of such subordination, Tenant shall from time to time execute promptly any certificate that Owner may request.

Tenant's Liability Insurance Property Loss, Damage, Indemnity: 8. Owner or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, nor for loss of, or damage to, any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by, or due to, the negligence of Owner, its agents, servants or employees; Owner or its agents shall not be liable for any damage caused by other tenants or persons in, upon or about said building or caused by operations in connection of any private, public or quasi public work. If at any time any windows of the demised premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to, Owner's own acts, Owner shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefor nor abatement or diminution of rent, nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Tenant shall indemnify and save harmless Owner against and from all liabilities, obligations, damages, penalties, claims, costs and expenses for which Owner shall not be reimbursed by insurance, including reasonable attorney's fees, paid, suffered or incurred as a result of any breach by Tenant, Tenant's agents, contractors, employees, invitees, or licensees, of any covenant or condition of this lease, or the carelessness, negligence or improper conduct of Tenant, Tenant's agents, contractors, employees, invitees or licensees. Tenant's liability under this lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, invitee or licensee of any subtenant. In case any action or proceeding is brought against Owner by reason of any such claim, Tenant, upon written notice from Owner, will, at Tenant's expense, resist or defend such action or proceeding by counsel approved by Owner in writing, such approval not to be unreasonably withheld.

Destruction, Fire and Other Casualty: 9. (a) If the demised premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Owner and this lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by, and at the expense of, Owner, and the rent and other items of additional rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the demised premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent and other items of additional rent as hereinafter expressly provided shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date when the demised premises shall have been repaired and restored by Owner (or sooner reoccupied in part by Tenant then rent shall be apportioned as provided in subsection (b) above), subject to Owner's right to elect not to restore the same as hereinafter provided. (d) If the demised premises are rendered wholly unusable or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it or to rebuild it, then, in any of such events, Owner may elect to terminate this lease by written notice to Tenant, given within ninety (90) days after such fire or casualty, or thirty (30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the term of this lease shall expire as fully and completely as if such date were the date set forth above for the termination of this lease, and Tenant shall forthwith quit, surrender and vacate the demised premises without prejudice however, to Owner's rights and remedies against Tenant under the lease provisions in effect prior to such termination, and any rent owing shall be paid up to such date, and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein, Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner's control. After any such casualty, Tenant shall cooperate with Owner's restoration by removing from the demised premises as promptly as reasonably possible, all of Tenant's salvageable inventory and movable equipment, furniture, and other property. Tenant's liability for rent shall resume five (5) days after written notice from Owner that the demised premises are substantially ready for Tenant's occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding the foregoing, including Owner's obligation to restore under subparagraph (b) above, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law, Owner and Tenant each hereby releases and waives all right of recovery with respect to subparagraphs (b), (d) and (e) above, against the other or any one claiming through or under each of them by way of subrogation or otherwise. The release and waiver herein referred to shall be deemed to include any loss or damage to the demised premises and/or to any personal property, equipment, trade fixtures, goods and merchandise located therein. The foregoing release and waiver shall be in force only if both releasors' insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefitting from the waiver shall pay such premium within ten (10) days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation. Tenant acknowledges that Owner will not carry insurance on Tenant's furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant, and agrees that Owner will not be obligated to repair any damage thereto or replace the same. (f) Tenant hereby waives the provisions of Section 227 of the Real Property Law and agrees that the provisions of this article shall govern and control in lieu thereof.

☞ **Rider to be added if necessary.**

Eminent Domain: 10. If the whole or any part of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then and in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of said lease. Tenant shall have the right to make an independent claim to the condemning authority for the value of Tenant's moving expenses and personal property, trade fixtures and equipment, provided Tenant is entitled pursuant to the terms of the lease to remove such property, trade fixtures and equipment at the end of the term, and provided further such claim does not reduce Owner's award.

Assignment, Mortgage, Etc.: 11. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this agreement, nor underlet, or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of Owner in each instance. Transfer of the majority of the stock of a corporate Tenant or the majority partnership interest of a partnership Tenant shall be deemed an assignment. If this lease be assigned, or if the demised premises or any part thereof be underlet or occupied by anybody other than Tenant, Owner may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Owner to an assignment or underletting shall not in any wise be construed to relieve Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting.

Electric Current: 12. Rates and conditions in respect to submetering or rent inclusion, as the case may be, to be added in RIDER attached hereto. Tenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or wiring installation, and Tenant may not use any electrical equipment which, in Owner's opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other tenants of the building. The change at any time of the character of electric service shall in no wise make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain.

Access to Premises: 13. Owner or Owner's agents shall have the right (but shall not be obligated) to enter the demised premises in any emergency at any time, and, at other reasonable times, to examine the same and to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to any portion of the building, or which Owner may elect to perform in the demised premises after Tenant's failure to make repairs, or perform any work which Tenant is obligated to perform under this lease, or for the purpose of complying with laws, regulations and other directions of governmental authorities. Tenant shall permit Owner to use, maintain and replace pipes and conduits in and through the demised premises, and to erect new pipes and conduits therein provided, wherever possible, they are within walls or otherwise concealed. Owner may, during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction, nor shall Tenant be entitled to any abatement of rent while such work is in progress, nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof Owner shall have the right to enter the demised premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortgagees of the building, and during the last six (6) months of the term for the purpose of showing the same to prospective tenants, and may, during said six (6) months period, place upon the demised premises the usual notices "To Let" and "For Sale" which notices Tenant shall permit to remain thereon without molestation. If Tenant is not present to open and permit an entry into the demised premises, Owner or Owner's agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly, and provided reasonable care is exercised to safeguard Tenant's property, such entry shall not render Owner or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected. If during the last month of the term Tenant shall have removed all or substantially all of Tenant's property therefrom, Owner may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation, and such act shall have no effect on this lease or Tenant's obligation hereunder.

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Vault, Vault Space, Area: 14. No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the building is leased hereunder, anything contained in or indicated on any sketch, blue print or plan, or anything contained elsewhere in this lease to the contrary notwithstanding. Owner makes no representation as to the location of the property line of the building. All vaults and vault space and all such areas not within the property line of the building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Owner shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant, if used by Tenant, whether or not specifically leased hereunder.

Occupancy: 15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of occupancy issued for the building of which the demised premises are a part. Tenant has inspected the demised premises and accepts them as is, subject to the riders annexed hereto with respect to Owner's work, if any. In any event, Owner makes no representation as to the condition of the demised premises and Tenant agrees to accept the same subject to violations, whether or not of record. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's business, Tenant shall be responsible for, and shall procure and maintain, such license or permit.

Bankruptcy: 16. (a) Anything elsewhere in this lease to the contrary notwithstanding, this lease may be cancelled by Owner by sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant as the debtor; or (2) the making by Tenant of an assignment or any other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised, but shall forthwith quit and surrender the demised premises. If this lease shall be assigned in accordance with its terms, the provisions of this Article 16 shall be applicable only to the party then owning Tenant's interest in this lease.

(b) It is stipulated and agreed that in the event of the termination of this lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this lease to the contrary, be entitled to recover from Tenant, as and for liquidated damages, an amount equal to the difference between the rental reserved hereunder for the unexpired portion of the term demised and the fair and reasonable rental value of the demised premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the demised premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum. If the demised premises or any part thereof be relet by Owner for the unexpired term of said lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the demised premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

Default: 17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants for the payment of rent or additional rent; or if the demised premises becomes vacant or deserted, or if this lease be rejected under §365 of Title 11 of the U.S. Code (Bankruptcy Code); or if any execution or attachment shall be issued against Tenant or any of Tenant's property whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if Tenant shall be in default with respect to any other lease between Owner and Tenant; or if Tenant shall have failed, after five (5) days written notice, to redeposit with Owner any portion of the security deposited hereunder which Owner has applied to the payment of any rent and additional rent due and payable hereunder; or if Tenant fails to move into or take possession of the demised premises within thirty (30) days after the commencement of the term of this lease, of which fact Owner shall be the sole judge; then in any one or more of such events, upon Owner serving a written fifteen (15) days notice upon Tenant specifying the nature of said default, and upon the expiration of said fifteen (15) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said fifteen (15) day period, and if Tenant shall not have diligently commenced during such default within such fifteen (15) day period, and shall not thereafter with reasonable diligence and in good faith, proceed to remedy or cure such default, then Owner may serve a written five (5) days notice of cancellation of this lease upon Tenant, and upon the expiration of said five (5) days this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as hereinafter provided.

(2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall be in default in the payment of the rent reserved herein or any item of additional rent herein mentioned, or any part of either, or in making any other payment herein required; then, and in any of such events, Owner may without notice, re-enter the demised premises either by force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of the demised premises, and remove their effects and hold the demised premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this lease, Owner may cancel and terminate such renewal or extension agreement by written notice.

Remedies of Owner and Waiver of Redemption: 18. In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise, (a) the rent, and additional rent, shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, (b) Owner may re-let the demised premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms, which may at Owner's option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease, and may grant concessions or free rent or charge a higher rental than that in this lease, (c) Tenant or the legal representatives of Tenant shall also pay to Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant's covenants herein contained, any deficiency between the rent hereby reserved and or covenanted to be paid and the net amount, if any, of the rents collected on account of the subsequent lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this lease. The failure of Owner to re-let the demised premises or any part or parts thereof shall not release or affect Tenant's liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Owner may incur in connection with re-letting, such as legal expenses, reasonable attorneys' fees, brokerage, advertising, and for keeping the demised premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, in putting the demised premises in good order or preparing the same for re-rental may, at Owner's option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Owner, in Owner's sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Owner shall in no event be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws.

Fees and Expenses: 19. If Tenant shall default in the observance or performance of any term or covenant on Tenant's part to be observed or performed under, or by virtue of, any of the terms or provisions in any article of this lease, after notice if required, and upon expiration of the applicable grace period, if any, (except in an emergency), then, unless otherwise provided elsewhere in this lease, Owner may immediately, or at any time thereafter, and without notice, perform the obligation of Tenant thereunder. If Owner, in connection with the foregoing, or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorneys' fees, in instituting, prosecuting or defending any action or proceeding, and prevails in any such action or proceeding, then Tenant will reimburse Owner for such sums so paid or obligations incurred with interest and costs. The foregoing expenses incurred by reason of Tenant's default shall be deemed to be additional rent hereunder and shall be paid by Tenant to Owner within ten (10) days of rendition of any bill or statement to Tenant therefor. If Tenant's lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner as damages.

Building Alterations and Management: 20. Owner shall have the right, at any time, without the same constituting an eviction and without incurring liability to Tenant therefor, to change the arrangement and or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the building, and to change the name, number or designation by which the building may be known. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or other Tenant making any repairs in the building or any such alterations, additions and improvements. Furthermore, Tenant shall not have any claim against Owner by reason of Owner's imposition of any controls of the manner of access to the building by Tenant's social or business visitors, as Owner may deem necessary, for the security of the building and its occupants.

No Representations by Owner: 21. Neither Owner nor Owner's agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected, the demised premises, the rents, leases, expenses of operation, or any other matter or thing affecting or related to the demised premises or the building, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition and agrees to take the same "as-is" on the date possession is tendered, and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises, and the building of which the same form a part, were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties hereto are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

Prepared By:	Co.:	Date:	S/N:

Printed using peFORMation™ Software, v. 9/99, 408-947-2107

End of Term: 22. Upon the expiration or other termination of the term of this lease, Tenant shall quit and surrender to Owner the demised premises, "broom-clean", in good order and condition, ordinary wear and damages which Tenant is not required to repair as provided elsewhere in this lease excepted, and Tenant shall remove all its property from the demised premises. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of this lease. If the last day of the term of this Lease, or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday, unless it be a legal holiday, in which case it shall expire at noon on the preceding business day.

Quiet Enjoyment: 23. Owner covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised, subject, nevertheless, to the terms and conditions of this lease including, but not limited to, Article 34 hereof, and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

Failure to Give Possession: 24. If Owner is unable to give possession of the demised premises on the date of the commencement of the term hereof because of the holding-over or retention of possession of any tenant, undertenant or occupants, or if the demised premises are located in a building being constructed, because such building has not been sufficiently completed to make the premises ready for occupancy or because of the fact that a certificate of occupancy has not been procured, or if Owner has not completed any work required to be performed by Owner, or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the lease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible for Owner's inability to obtain possession or complete any work required) until after Owner shall have given Tenant notice that Owner is able to deliver possession in the condition required by this lease. If permission is given to Tenant to enter into possession of the demised premises, or to occupy premises other than the demised premises, prior to the date specified as the commencement of the term of this lease, Tenant covenants and agrees that such possession and/or occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this lease, except the obligation to pay the fixed annual rent set forth in page one of this lease. The provisions of this article are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law.

No Waiver: 25. The failure of Owner to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this lease, or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Owner of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach, and no provision of this lease shall be deemed to have been waived by Owner unless such waiver be in writing signed by Owner. No payment by Tenant, or receipt by Owner, of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner's right to recover the balance of such rent or pursue any other remedy in this lease provided. All checks tendered to Owner as and for the rent of the demised premises shall be deemed payments for the account of Tenant. Acceptance by Owner of rent from anyone other than Tenant shall not be deemed to operate as an attornment to Owner by the payor of such rent, or as a consent by Owner to an assignment or subletting by Tenant of the demised premises to such payor, or as a modification of the provisions of this lease. No act or thing done by Owner or Owner's agents during the term hereby demised shall be deemed an acceptance of a surrender of said premises, and no agreement to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner's agent shall have any power to accept the keys of said premises prior to the termination of the lease, and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the demised premises.

Waiver of Trial by Jury: 26. It is mutually agreed by and between Owner and Tenant that the respective parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this lease, the relationship of Owner and Tenant, Tenant's use of or occupancy of demised premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any proceeding or action for possession, including a summary proceeding for possession of the demised premises, Tenant will not interpose any counterclaim, of whatever nature or description, in any such proceeding, including a counterclaim under Article 4, except for statutory mandatory counterclaims.

Inability to Perform: 27. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no wise be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease, or to supply, or is delayed in supplying, any service expressly or impliedly to be supplied, or is unable to make, or is delayed in making, any repairs, additions, alterations or decorations, or is unable to supply, or is delayed in supplying, any equipment, fixtures or other materials, if Owner is prevented or delayed from doing so by reason of strike or labor troubles, or any cause whatsoever beyond Owner's sole control including, but not limited to, government preemption or restrictions, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, or by reason of the conditions which have been or are affected, either directly or indirectly, by war or other emergency.

☞ **Space to be filled in or deleted.**

Bills and Notices: 28. Except as otherwise in this lease provided, a bill statement, notice or communication which Owner may desire or be required to give to Tenant, shall be deemed sufficiently given or rendered if, in writing, delivered to Tenant personally, or sent by registered or certified mail addressed to Tenant at the building of which the demised premises form a part, or at the last known residence address or business address of Tenant, or left at any of the aforesaid premises addressed to Tenant, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Tenant, mailed, or left at the premises as herein provided. Any notice by Tenant to Owner must be served by registered or certified mail addressed to Owner at the address first hereinabove given, or at such other address as Owner shall designate by written notice.

Water Charges: 29. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact Owner shall be the sole judge) Owner may install a water meter and thereby measure Tenant's water consumption for all purposes. Tenant shall pay Owner for the cost of the meter and the cost of the installation. Throughout the duration of Tenant's occupancy, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant's own cost and expense. In the event Tenant fails to maintain the meter and installation equipment in good working order and repair (of which fact Owner shall be the sole judge) Owner may cause such meter and equipment to be replaced or repaired, and collect the cost thereof from Tenant as additional rent. Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered, and in the event Tenant defaults in the making of such payment, Owner may pay such charges and collect the same from Tenant as additional rent. Tenant covenants and agrees to pay, as additional rent, the sewer rent, charge or any other tax, rent or levy which now or hereafter is assessed, imposed or a lien upon the demised premises, or the realty of which they are a part, pursuant to any law, order or regulation made or issued in connection with the use, consumption, maintenance or supply of water, the water system or sewage or sewage connection or system. If the building, the demised premises, or any part thereof, is supplied with water through a meter through which water is also supplied to other premises, Tenant shall pay to Owner, as additional rent,

☞ on the first day of each month, % ($ 40.00) of the total meter charges as Tenant's portion. Independently of, and in addition to, any of the remedies reserved to Owner hereinabove or elsewhere in this lease, Owner may sue for and collect any monies to be paid by Tenant, or paid by Owner, for any of the reasons or purposes hereinabove set forth.

Sprinklers: 30. Anything elsewhere in this lease to the contrary notwithstanding, if the New York Board of Fire Underwriters or the New York Fire Insurance Exchange or any bureau, department or official of the federal, state or city government recommend or require the installation of a sprinkler system, or that any changes, modifications, alterations, or additional sprinkler heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant's business, the location of partitions, trade fixtures, or other contents of the demised premises, or for any other reason, or if any such sprinkler system installations, modifications, alterations, additional sprinkler heads or other such equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by said Exchange or any other body making fire insurance rates, or by any fire insurance company, Tenant shall, at Tenant's expense, promptly make such sprinkler system installations, changes, modifications, alterations, and supply additional sprinkler heads or other equipment as required, whether the work involved shall be structural or non-structural in nature. Tenant shall pay to Owner as additional rent the sum of

☞ $ 40.00 , on the first day of each month during the term of this lease, as Tenant's portion of the contract price for sprinkler supervisory service.

Elevators, Heat, Cleaning: 31. As long as Tenant is not in default under any the covenants of this lease, beyond the applicable grace period provided in this lease for the curing of such defaults, Owner shall: (a) provide necessary passenger elevator facilities on business days from 8 a.m. to 6 p.m. and on Saturdays from 8 a.m. to 1 p.m.; (b) if freight elevator service is provided, same shall be provided only on regular business days, Monday through Friday inclusive, and on those days only between the hours of 9 a.m. and 12 noon and between 1 p.m. and 5 p.m.; (c) furnish heat, water and other services supplied by Owner to the demised premises, when and as required by law, on business days from 8 a.m. to 6 p.m. and on Saturdays from 8 a.m. to 1 p.m.; (d) clean the public halls and public portions of the building which are used in common by all tenants. Tenant shall, at Tenant's expense, keep the demised premises, including the windows, clean and in order, to the reasonable satisfaction of Owner, and for that purpose shall employ person or persons, or corporations approved by Owner. Tenant shall pay to Owner the cost of removal of any of Tenant's refuse and rubbish from the building. Bills for the same shall be rendered by Owner to Tenant at such time as Owner may elect, and shall be due and payable hereunder, and the amount of such bills shall be deemed to be, and be paid as additional rent. Tenant shall, however, have the option of independently contracting for the removal of such rubbish and refuse in the event that Tenant does not wish to have same done by employees of Owner. Under such circumstances, however, the removal of such refuse and rubbish by others shall be subject to such rules and regulations as, in the judgment of Owner, are necessary for the proper operation of the building. Owner reserves the right to stop service of the heating, elevator, plumbing and electric systems, when necessary, by reason of accident or emergency, or for repairs, alterations, replacements or improvements, which in the judgment of Owner are desirable or necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. If the building of which the demised premises are a part supplies manually operated elevator service, Owner may proceed diligently with alterations necessary to substitute automatic control elevator service without in any way affecting the obligations of Tenant hereunder.

Prepared By: Co.: Date: /N:
Printed using pro-Dimension™ software, [illegible] 7-2107

Security: 32. Tenant has deposited with Owner the sum of $18,668.24 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this lease, including, but not limited to, the payment of rent and additional rent, Owner may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent, or any other sum as to which Tenant is in default, or for any sum which Owner may expend, or may be required to expend, by reason of Tenant's default in respect of any of the terms, covenants and conditions of this lease, including but not limited to, any damages or deficiency in the re-letting of the demised premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Owner. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this lease, the security shall be returned to Tenant after the date fixed as the end of the lease, and after delivery of entire possession of the demised premises to Owner. In the event of a sale of the land and building or leasing of the building, of which the demised premises form a part, Owner shall have the right to transfer the security to the vendee or lessee, and Owner shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new Owner solely for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Owner. Tenant further covenants that it will not assign or encumber, or attempt to assign or encumber, the monies deposited herein as security, and that neither Owner nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Captions: 33. The Captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provision thereof.

Definitions: 34. The term "Owner" as used in this lease means only the owner of the fee or of the leasehold of the building, or the mortgagee in possession for the time being, of the land and building (or the owner of a lease of the building or of the land and building) of which the demised premises form a part, so that in the event of any sale or sales of said land and building or of said lease, or in the event of a lease of said building, or of the land and building, the said Owner shall be and hereby is entirely freed and relieved of all covenants and obligations of Owner hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the building, or of the land and building, that the purchaser or the lessee of the building has assumed and agreed to carry out any and all covenants and obligations of Owner hereunder. The words "re-enter" and "re-entry" as used in this lease are not restricted to their technical legal meaning. The term "rent" includes the annual rental rate whether so expressed or expressed in monthly installments, and "additional rent." "Additional rent" means all sums which shall be due to Owner from Tenant under this lease, in addition to the annual rental rate. The term "business days" as used in this lease, shall exclude Saturdays, Sundays and all days observed by the State or Federal Government as legal holidays, and those designated as holidays by the applicable building service union employees service contract, or by the applicable Operating Engineers contract with respect to HVAC service. Wherever it is expressly provided in this lease that consent shall not be unreasonably withheld, such consent shall not be unreasonably delayed.

Adjacent Excavation-Shoring: 35. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, a license to enter upon the demised premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building, of which demised premises form a part, from injury or damage, and to support the same by proper foundations, without any claim for damages or indemnity against Owner, or diminution or abatement of rent.

Rules and Regulations: 36. Tenant and Tenant's servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations annexed hereto and such other and further reasonable Rules and Regulations as Owner or Owner's agents may from time to time adopt. Notice of any additional Rules or Regulations shall be given in such manner as Owner may elect. In case Tenant disputes the reasonableness of any additional Rules or Regulations hereafter made or adopted by Owner or Owner's agents, the parties hereto agree to submit the question of the reasonableness of such Rules or Regulations for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rules or Regulations upon Tenant's part shall be deemed waived unless the same shall be asserted by service of a notice, in writing, upon Owner, within fifteen (15) days after the giving of notice thereof. Nothing in this lease contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, and Owner shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

Glass: 37. Owner shall replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in and about the demised premises. Owner may insure, and keep insured, at Tenant's expense, all plate and other glass in the demised premises for and in the name of Owner. Bills for the premiums therefor shall be rendered by Owner to Tenant at such times as Owner may elect, and shall be due from, and payable by, Tenant when rendered, and the amount thereof shall be deemed to be, and be paid as, additional rent.

Estoppel Certificate: 38. Tenant, at any time, and from time to time, upon at least ten (10) days prior notice by Owner, shall execute, acknowledge and deliver to Owner, and/or to any other person, firm or corporation specified by Owner, a statement certifying that this lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid, and stating whether or not there exists any default by Owner under this lease, and, if so, specifying each such default.

Directory Board Listing: 39. If, at the request of, and as accommodation to, Tenant, Owner shall place upon the directory board in the lobby of the building, one or more names of persons or entities other than Tenant, such directory board listing shall not be construed as the consent by Owner to an assignment or subletting by Tenant to such persons or entities.

Successors and Assigns: 40. The covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of Owner and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise provided in this lease, their assigns. Tenant shall look only to Owner's estate and interest in the land and building for the satisfaction of Tenant's remedies for the collection of a judgement (or other judicial process) against Owner in the event of any default by Owner hereunder, and no other property or assets of such Owner (or any partner, member, officer or director thereof, disclosed or undisclosed), shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under, or with respect to, this lease, the relationship of Owner and Tenant hereunder, or Tenant's use and occupancy of the demised premises.

☞ Space to be filled in or deleted.

In Witness Whereof, Owner and Tenant have respectively signed and sealed this lease as of the day and year first above written.

Witness for Owner:	35th Street Associates (CORP SEAL)
....	By: ______________________ [L.S]
Witness for Tenant	GuruNet Corporation (CORP SEAL)
....	By: ______________________ [L.S]

ACKNOWLEDGEMENT

STATE OF NEW YORK,

SS.:

COUNTY OF

BY: ______________

On the ________ day of ______________ in the year ________, before me, the undersigned, a Notary Public in and for said State, personally appeared ______________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

____
NOTARY PUBLIC

Prepared By: ____________ Co.: ____________ Date: ____________ S/N:
Printed using poFORMation™ Software, v. 8/nn, 4un-e47-2107

RIDER ATTACHED AND MADE PART OF LEASE DATED: April 11, 2005

- Between -

35TH STREET ASSOCIATES
Owner

- And –

GURUNET CORPORATION
Tenant

For space consisting of a portion of the 11th floor known as Suite #1101
In the building known as
237 West 35th Street
New York, NY 10001

41. **Free Rent / Rental Schedule:**

A) Free Rent: Tenant shall receive a free rent period, free of base rental only, for the months of May and June 2005.

B) Rental Schedule: Tenant shall pay to owner base rental as follows:

PERIOD: May 1, 2005 – April 30, 2006 $66,000.00 per annum, ($5,500.00 per month)
PERIOD: May 1, 2006 – April 30, 2007 $67,650.00 per annum, ($5,637.50 per month)
PERIOD: May 1, 2007 – April 30, 2008 $69,341.25 per annum, ($5,778.44 per month)
PERIOD: May 1, 2008 – April 30, 2009 $71,074.78 per annum, ($5,922.90 per month)
PERIOD: May 1, 2009 – April 30, 2010 $72,851.65 per annum, ($6,070.97 per month)
PERIOD: May 1, 2010 – June 20, 2010 $74,672.94 per annum, ($6,222.75 per month)

42. **Conflict:**

In the event of any inconsistency between the printed portion of this Lease and this Rider, the terms of this Rider shall control.

43. **"As Is":**

The Tenant has thoroughly examined the herein Demised Premises and is fully familiar with the condition thereof. Tenant agrees to accept the said Premises "as is" in such condition as the same may be at the date of commencement of the term of this Lease, and OWNER shall not be obligated or required to do any work or to make any alterations or install any fixtures, equipment or improvements, or make any repairs or replacements to or on the Demised Premises in order to fit the same for Tenant's use except where provided for in accordance with Owner's work.

44. **Maintenance, cleaning etc.**

(A) Owner shall not be obligated to provide any maintenance, cleaning or rubbish removal services with respect to the demised premises. Tenant shall maintain the demised premises in good repair. Tenant may, at it own cost and expense, employ a cleaning contractor to clean and remove all rubbish and refuse from the demised premises, (including carting the same from the building). In connection with the employment of such cleaning contractor only, Tenant shall provide to Owner written and unconditional waivers by such contractor of mechanic's lien and a certificate of insurance evidencing the insurance required by Article #48, and such general liability insurance shall cover all claims, demands or actions for injury to or death of person or property to the limit of not less than $1,000,000 per occurrence, $1,000,000 with respect to any one person and an aggregate coverage of $300,000 with respect to property damage, including products liability and independent contractor's coverage, with broad form endorsement. Tenant agrees not to employ any person or firm for cleaning or other services in the Demised Premises without Owner's prior written consent, such consent not to be unreasonably withheld, or delayed the employment of whom would cause a strike by any union connected with any employees employed directly or indirectly by Owner.

(B) Notwithstanding anything in this Lease to the contrary, Owner shall not be obligated to maintain the demised premises or any electrical except for internal wiring when not caused by Tenant's over capacity or misuse or ventilation fixtures located therein, including, without limitation, lighting fixtures and the bulbs therefore.

(C) Owner, at its own cost and expense, shall keep and maintain the Building and its fixtures, appurtenances, plumbing, electrical, heating facilities serving the Demised Premises, in good working order, condition and repair and shall make all repairs, structural and otherwise, interior and exterior, as and when needed in or about the Demised Premises, except for those repairs for which Tenant is responsible pursuant to any other provisions of this Lease.

45. **Additional Rent: (Real Estate Tax Escalation)**

The term Real Estate Taxes shall mean all the Real Estate Taxes and assessments, special or otherwise, levied, assessed or imposed by the federal state or local governments against or upon the building of which the Demised Premises form a part or the land upon which it is erected, and any improvements or additions to the land or building whether existing now, or in the future. If due to a future change in the method of taxation, any franchise, income profit or other tax, or other payment, shall be levied against Owner in whole or in part in substitution for or in lieu of any tax which would otherwise constitute a Real EstateTax, such franchise, income, profit, or other tax or payment, shall be deemed to be Real Estate tax for purposes hereof.

In the event that the Real Estate Taxes levied on the property of which the demised premises are a part shall for any year after the fiscal year 2005/2006 be in excess of the Real Estate Taxes levied against the said property for the fiscal year 2005/2006 hereafter known as the "base tax year", the Tenant shall pay to the Owner as additional rent an amount equal to 3% ("Tenant's Share") of such excess, if any. In addition, Tenant shall pay for each and every tax year, Tenant's share of the business improvement district or special assessment taxes levied against Owner for the district in which the building is located. The submission of a duplicate original tax bill of the Owner shall be deemed conclusive evidence of the amount of the taxes paid by the Owner for each year and shall be the basis for the computation of any excess so to be paid by the Tenant. Such excess in the case of Real Estate Taxes, and Tenant's share of the business improvement district taxes shall each be payable within ten (10) days of receipt of the bill. The obligation to make any payments of additional rent pursuant to this Article shall survive the expiration or other termination of this Lease.

If Owner should incur any expense in connection with Owner's endeavor to reduce or prevent increase in assessed valuation, Tenant shall be obligated to pay as additional rent the amount computed by multiplying the Tenant's share times such expense of Owner and such amount shall be due and payable upon demand by Owner and collectible in the same manner as annual rent. The obligation to make any payments of additional rent pursuant to this Article shall survive the expiration or other termination of this Lease.

If taxes for the base tax year shall be reduced as a result of a proceeding brought by owner then, for the purposes of this paragraph, taxes for base tax year shall be deemed to be their value following such reduction.

46. **Brokers:**

Tenant warrants and represents to OWNER that it has had no dealings with any broker or agent except Kaufman/Adler Realty Company and the broker listed below, if any, in connection with this Lease and covenants and agrees to hold harmless and indemnify OWNER and Kaufman/Adler Realty Company. From and against any and all costs and expenses or liability for any compensation, commissions, fees and charges claimed by any other broker or an agent with respect to this Lease or the negotiation thereof. The obligation of Tenant contained in this Article shall survive the expiration or earlier termination of this Lease. As between Tenant and Owner, Owner shall be responsible for brokerage fee, if any.

Broker:

47. **Alterations:**

In addition to the requirements of Article 3:

(A) Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of any alterations made by Tenant in and to the Demised Premises ("Tenant's Changes") and for final approval thereof upon completion, and shall cause Tenant's Changes to be performed in compliance therewith and with all applicable laws and requirements of insurance bodies, and in good and workmanlike manner, using new materials and equipment at least equal in quality and class to the original installations in the building . Tenant's Changes shall be performed in such manner as not to unreasonably interfere with and not to impose any material additional expense upon Owner in the maintenance or operation of the building. Throughout the performance of Tenant's Changes, Tenant, at its expense, shall carry, or cause to be carried, workmen's compensation insurance in statutory limits and general liability insurance for any occurrence in or about the building, in which Owner and its agents shall be named as parties insured, in such limits as Owner may reasonably prescribe, with insurers reasonably satisfactory to Owner. Tenant shall furnish Owner, on request, with satisfactory evidence that such insurance is in effect at or before the commencement of Tenant's Changes and, at reasonable intervals thereafter during the continuance of Tenant's Changes. If any of Tenant's Changes shall involve the removal of any fixtures, equipment or other property in the Demised Premises which are not Tenant's moveable office furniture and trade fixtures, such fixtures, equipment or other property shall be promptly replaced, at Tenant's expense, with new fixtures, equipment or other property (as the case may be) of like utility and at least equal value unless owner shall otherwise expressly consent in writing and Tenant shall, upon Owner's request, deliver, at Tenant's sole cost and expense, any such fixtures, equipment or property so removed to Owner or to such locations in New York City as Owner shall direct. Except as otherwise expressly provided herein, the provisions of Article 3 shall apply to any of Tenant's Changes made hereunder. In the event of any such installations or alterations whether made pursuant to Article 3 or this Article, Financing Statements or Security Agreements, Owner does not consent other than with respect to trade fixtures or equipment to the reservation of any title to or a security interest in such goods in any conditional vendor. All electrical and plumbing work in connection with Tenant's Changes shall be performed by contractors or subcontractors licensed therefore by all governmental agencies having or asserting jurisdiction.

(B) Tenant agrees that the exercise of its rights pursuant to the provisions of this Article shall not be done in a manner which would create any work stoppage, picketing, labor disruption or dispute or violate Owner's union contracts affecting the land and/or building nor interference with the business of Owner or any lessee or occupant of the building. In the event of the occurrence of any condition described above arising from the exercise by Tenant of its rights pursuant to the provisions of this Article, Tenant shall, immediately upon notice from Owner, cease the manner of exercise of such rights giving rise to such conditions. In the event Tenant fails to cease such manner of exercise of its rights as aforesaid, Owner, in addition to any rights available to it under this Lease and pursuant to law, shall have the right to injunction upon notice hand delivered or by FAX to the office of Tenant's Attorney.

(C) Tenant, at its expense, and with due diligence and dispatch, shall within thirty (30) days procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Tenant's Changes which shall be issued by the Department of Buildings or any other public or quasi-public authority having or asserting jurisdiction. Tenant shall defend, indemnify and save harmless Owner against any and all mechanic's and other liens filed in connection with Tenant's Changes, including the liens of any security interest in, conditional sales of, or chattel mortgages upon, any materials, fixtures or articles so installed in and constituting part of the Demised Premises and against all costs, expenses and liabilities incurred in connection with any such lien, security deposit, conditional sale or chattel mortgage or any action or proceeding brought thereon. Tenant, at its expense, shall procure the satisfaction or discharge of all such liens by bonding or otherwise within thirty days after the filing of any such lien. Notice is hereby given that Tenant has no power, authority or right to do any act or make any contract which may create or be the foundation for any lien upon the fee or leasehold estate of the Owner in the Demised Premises or upon the land or building of which they are a part or the improvements now or hereafter erected upon the Demised Premises or the land or the building of which they are a part. If Tenant shall fail to procure the satisfaction or discharge of all liens as hereinabove provided, Owner may pay the amount of such lien or discharge the same by deposit or by bond or in any manner according to law, and pay any judgment recovered in any action to establish or foreclose such lien or order, and any amount so paid, together with expenses incurred by the Owner, (including all attorney's fees and disbursements incurred in and the defense of any such action, bonding or other proceeding) shall be payable by Tenant as additional rent hereunder. Tenant's failure to repay Owner within ten days of written demand therefore shall constitute an Event of Default under this Lease.

(D) All alterations, additions or improvements to the Demised Premises, including those installed by and at the expense of Tenant, in accordance with the terms of Articles 3 and 47 hereof, shall become the property of the Owner at the expiration of this Lease, except all furnishings, sewing machines, equipment, trade fixtures and all moveable items.

(E) In the event Tenant shall require Tenant's Changes, the aggregate cost of which shall equal or exceed $5,000, then Tenant shall deposit, as security for the payment of such Tenant's Changes, a clean, irrevocable, standby letter of credit drawn on a New York banking an amount equal to fifty (50%) percent of the estimated construction costs which shall allow Owner to draw against same in the event Tenant defaults with respect to the payment of any expenses associated with Tenant's Changes, including the payment of contractors and or subcontractors then in such event, Owner may use, apply or retain the whole or any part of the security so deposited with Tenant's Changes or any other sum as to which Tenant is in default, or for any sum that Owner may expend or may be required to expend by reason of Tenant's default, with respect to any of the terms, covenants and conditions of Tenant's Changes. In the event Tenant's Changes are completed and Tenant has presented Owner with full lien waivers, then the balance of the security shall be returned to Tenant.

(F) Notwithstanding anything to the contrary in this Paragraph, Tenant may make non-structural alterations which do not affect building systems (including without limitation, windows) not to exceed a cost of $10,000 in the aggregate, provided that all other requirements of this Paragraph are first met.

48. **Insurance:**

Tenant shall maintain comprehensive general public liability insurance against claims for personal injury or death or property damage occurring in any of the Demised Premises in the building, such insurance to afford protection to the single limit of not less than Two Million Dollars ($2,000,000) with respect to injury or death either to one person or to any number of persons in any one occurrence and to the limit of Five Hundred Thousand ($500,000) Dollars with respect to property damage. In addition to the foregoing, the insurance coverage required under this paragraph may be provided under a blanket insurance policy or policies maintained by Tenant covering other premises, property or insured in addition to the Demised Premises, provided that amounts of insurance at least equal to the amounts to be provided by Tenant pursuant to this Article are allocated to the Demised Premises under such blanket policy or policies and all such insurance coverage may be affected by any combination of basic and excess or umbrella coverage.

Owner and Tenant hereby each release, and each hereby represents that its respective casualty insurance policy related to the building and the Demised Premises contains provisions to release (or waive subrogation), and to waive its right to recover against the other party, its tenants, invitees, customers, visitors, agents and employees, from all liability from damage from fire or casualty to the building, or the Demised Premises, whether the same is caused by negligence of Owner or Tenant, and no insurer shall be subrogated to any rights against Owner or Tenant with respect to such damage. Each party will use its best efforts to obtain waiver of subrogation.

Tenant hereby waives any and all rights it may have against Owner for any water damage to tenant's property or to the demised premises, except if caused by the negligence of the OWNER, is agents or employees.

49. **Certificate of Occupancy:**

Tenant will at no time use or occupy the Demised Premises in violation of the certificate of occupancy issued for the building. OWNER represents that the contemplated use is permissible under the current certificate of occupancy, but the OWNER makes no representation as to future use of the premises, nor any representation that the Certificate of Occupancy will always allow the uses contemplated by the tenant, but OWNER will not move to change the Certificate of Occupancy so as to prohibit Tenant's use.

50. **Signs:**

No sign, advertisement, notice or thing shall be inscribed, painted or affixed on any part of the Building, without the prior written consent of owner, which consent shall not be unreasonably withheld. No signs shall be placed other than the suite # and/or company name. Owner may remove anything installed in violation of this provision, and Tenant shall pay the cost of such removal. No advertising of any kind by Tenant shall refer to the Building, other than the address, unless first approved in writing by Owner, which approval shall not be unreasonably withheld.

A. Owner to provide two (2) directory listings.

51 Limitation of Liability:

Tenant shall look only to Owner's estate and property in the building and, where expressly so provided in this Lease, to offset against the rents payable under this Lease, for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Owner in the event of any default or liability by Owner hereunder, and no other property or assets of Owner and no property of any officer, employee, director, shareholder, partner or principal of Owner shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Owner and Tenant hereunder or Tenant's use or occupancy of the Demised Premises. Anything to the contrary notwithstanding, nothing herein shall be construed to allow the tenant to withhold rent for any reason whatsoever.

52. Curing Tenant's Defaults, Additional Rent:

(A) (I) Anything to the contrary contained in this Lease notwithstanding, if Tenant shall default in the performance of any of Tenant's obligations under this Lease, Owner, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of tenant, without notice in a case of emergency, and in any other case, only if such default continues after the expiration of (i) five (5) business days from the date Owner gives Tenant notice of intention to do so, or (ii) the applicable grace period provided in paragraph I7 or elsewhere in this Lease for cure of such default, whichever occurs later. (ii) If Tenant is late in making any payment due to Owner under this Lease for ten (10) or more days, then a late charge shall become due and owing to Owner on such payment from the date when it was due computed at five (5%) percent of the amount due in addition to any other amounts due.

(B) Bills for any expenses incurred by Owner in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the fixed rent or additional rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant, under or in connection with this Lease, or pursuant to law, including any such cost, expense and disbursement including but not limited to, reasonable attorneys' fees involved in instituting and prosecuting summary proceedings, as well as bills for any property, material, labor or services provided, furnished, or rendered, by Owner or at its instance to Tenant, may be sent by Owner to Tenant monthly, or immediately, at Owner's option, and shall be due and payable in accordance with the terms of such bills but no later than I0 days after giving notice of such bills.

53. Conditional Limitations:

(A) If any one or more of the following events ("<u>Events of Default</u>") shall happen:

1. If Tenant shall fail to make any payment of basic rent due under this Lease when due and payable and such payment has not been made within five (5) days after notice thereof;

2. If Tenant shall fail to make any payment of additional rent under this Lease when due and payable and such payment is not made within five (5) days after notice thereof to Tenant;

3. If Tenant shall fail to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease other than those referred to in the foregoing sub-paragraphs I or 2 of this Section and such failure shall continue for a period of thirty (30) Days after notice thereof from Owner to Tenant, or in the case of a default or a contingency which cannot with due diligence be cured within such period of thirty (30) days to commence to cure the same and thereafter to prosecute the curing of such default with due diligence (it being intended that in connection with a default not susceptible of being cured with due diligence within thirty (30) days that the time of Tenant within which to cure the same shall be extended for such period as may be necessary to complete the same with due diligence; then and in any such event Owner, at any time thereafter, may give written notice to Tenant specifying such event(s) of default and stating that this lease and the term hereby demised shall expire and terminate on the date specified in such notice, which shall be at least three (3) days after the giving of such notice, and upon the date specified in such notice this lease and the term hereby demised and all rights of Tenant under this Lease shall expire and terminate as fully and completely as if said date were the date herein originally fixed for the expiration of this Lease;

4. Notices given to the Tenant under this paragraph shall be deemed given three (3) days after mailing or upon delivery or when sent by fax.

(B) Upon any termination of this lease pursuant to paragraph A of this Section, or any termination by summary proceedings or otherwise, Tenant shall quit and peacefully surrender the Property to Owner, without any payment therefore by Owner, and Owner, upon or at any time after any such termination, may without further notice, enter upon and re-enter the Property and possess and re-possess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Property and may have, hold and enjoy the Property and the right to receive all rental income of and from the same.

(C) After any termination pursuant to paragraph A of this Section, or any termination by summary proceedings or otherwise, (a) all sums payable by Tenant hereunder up to the time of such termination shall become due thereupon and be paid, (b) there shall immediately become due from Tenant or the legal representatives of Tenant the aggregate amount of basic rent and additional rent which would have been payable by Tenant for the period commencing with such termination and ending on the originally fixed expiration date of the lease, and/or putting the property in good order, or for preparing the same for re-rental, plus reasonable attorneys' fees and costs and disbursements for the collection of such amount which amount plus such reasonable attorneys' and brokerage fees, costs and disbursements Owner and Tenant agree constitutes a fair and reasonable amount of damages in the circumstances.

(D) Tenant acknowledges that: (i) its agreement to fully and timely pay all installments of rent is a material inducement for owner to enter into this lease; (ii) the aggregate amount of all rent installments are due and payable in full at the commencement of the term by owner, solely for tenant's convenience, has permitted said amount to be payable in equal monthly installments during the term; (iii) upon default in the full and timely payment of any rent installment, the entire unpaid balance of the aggregate amount of all rent installments for the then remainder of the term (as originally reserved) will immediately become due and payable without notice or demand; and tenant agrees that the provisions of this Article: (a) will not constitute or be deemed to be liquidated damages or a penalty; (b) will apply notwithstanding any contrary provision of this lease; and (c) will be in addition to, and not limit, any other rights and remedies available to owner pursuant to this lease and otherwise (including, without limitation, those regarding additional rent reserved under this lease) upon a default in the fully and timely payment of rent installment. The parties agree that this Article fairly reflects their intent with respect to default of the nature specified in clause "(iii)" hereof.

54. **Notices:**

All notices hereunder to Owner or Tenant shall be given in writing and deemed given upon delivery or when sent by FAX or when mailed by certified or registered mail, at the address set forth on the first page hereof for such party prior to commencement of term and thereafter to Owner at such address and to Tenant at the Demised Premises. All notices given to Tenant shall be addressed "Office Manager". Any notice personally delivered to Tenant may be given to any employee or agent of the Tenant at the place prescribed in this paragraph. By notice given in the aforesaid manner, the Owner may notify the Tenant by certified or registered mail as to any change as to where and to whom such party's notices are thereafter to be addressed. Copies of all notices shall be forwarded to:

35TH STREET ASSOCIATES
215 LEXINGTON AVENUE
NEW YORK, NY 10017

All notices shall be deemed given upon delivery or when sent by FAX or 3 days after mailing by certified or registered mail.

55. **Holdover:**

If the Demised Premises are not surrendered and vacated as and at the time required by this lease whether it be a natural expiration or an expiration due to default (time being of the essence), Tenant shall be liable to Owner for (a) all losses, costs, liabilities and damages which Owner may incur by reason thereof, including without limitation, reasonable attorneys fees, and Tenant shall indemnify, defend and hold harmless Owner against all claims made by any succeeding tenants against Owner or otherwise arising out of or resulting from the failure of tenant to timely surrender and vacate the Demised Premises in accordance with the provisions of this Lease, and (b) per diem use and occupancy with respect to the Demised Premises equal to two times the fixed rent and additional rent payable under this Lease for the last year of the term of this Lease (which amount Owner and Tenant presently agree is the minimum to which Owner would be entitled, is presently contemplated by them as being fair and reasonable under such circumstances and is not a penalty). In no event, however, shall this Article be construed as permitting Tenant to hold over in possession of the Demised Premises after the expiration or termination of the term of this Lease.

56. **Certificates:**

Tenant agrees that from time to time, within thirty (30) days after Owner's written request, Tenant will execute, acknowledge and deliver to Owner a statement certifying to such reasonable information regarding this lease as Owner may request, including, without limitation, the commencement and expiration dates of the Term, that this lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), and the dates to which rent, additional rent and all other sums due hereunder from Tenant have been paid in advance, if any, and stating whether or not to the knowledge of the signer of such certificate Owner is in default under this Lease, and if so, specifying each such default of which the signer has knowledge. Breach of the foregoing will constitute Tenant's acknowledgment, which may be relied on by any person holding or proposing to acquire an interest in the building or this Lease, that this lease is unmodified and in full force and effect and will constitute, as to any such person, a waiver of any defaults on Owner's part which may exist prior to the date of such notice. The foregoing shall not limit any other rights and remedies available to owner for breach of this Article.

57. **Laws Governing:**

New York State law governs the validity, performance and enforcement of this lease. The invalidity or unenforceability of any provision of this lease is not to affect or impair any other provision.

58. **Force Majeure:**

Owner shall not be deemed in default in the performance of any obligation or undertaking provided herein in the event and/or so long as the performance of any such obligation is prevented or delayed, retarded or hindered by Act of God, fire, earthquake, floods, explosion, action of the elements, war, hostilities, invasion, insurrection, riot, mob violence, sabotage, inability to procure or a general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, lockouts, action of labor unions, condemnation, requisition, laws, orders of government or civil or military or naval authorities, or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of Owner.

59. **Additional Rent:**

All sums whatsoever not included within rent or additional rent and payable by Tenant under this lease shall constitute additional rent and shall be payable without set-off or deduction, whether or not so specified elsewhere in this lease. All sums in arrears under this lease will bear interest at the then maximum annual rate of interest chargeable to individuals in New York State, from their respective due dates until received by Owner, but the foregoing shall in no way limit any claim for damages or any other rights and remedies available to Owner for any breach or default by Tenant. Tenant's obligations under this lease will survive the expiration or sooner termination of the Term.

60. **Owner's Fees:**

If Tenant or (with Tenant's authorization) any subtenant requests Owner's consent or approval to alterations, subletting or any other matter or thing requiring Owner's consent or approval under this lease, and if in connection with such request Owner seeks the advice of its attorneys, architect and/or engineer, then Owner, as a condition precedent to granting its consent or approval, may require (in addition to any other requirements of Owner in connection with such request) that Tenant pay the reasonable fee of Owner's attorneys, architect and/or engineer in preparation of any documents pertaining thereto.

61. **Security:**

At all times prior to the expiration of the term of this Lease, Tenant shall maintain on deposit with Owner the sum of $18,668.24 as security for the due and faithful payment, as herein provided, of the rent, additional rent, charges and damages payable by Tenant under this Lease or pursuant to law and for the due and faithful keeping, observance and performance of all the other covenants, agreements, terms, provisions and conditions of this lease on the part of Tenant to be kept, observed and performed. If at any time Tenant shall be in default in the payment of any such moneys or in the keeping, observance or performance of any such other covenant, agreement, term, provision or condition, OWNER may, at its election, apply the security so on deposit with OWNER to the payment of any such moneys or to the payment of the costs incurred by OWNER incurring such default, as the case may be. If as a result of any such application or all or any part of such security, the amount of cash so on deposit with OWNER shall be less than $18,668.24. Tenant shall forthwith deposit with OWNER cash in an amount equal to the deficiency.

62. Indemnification:

Tenant covenants and agrees to indemnify and save harmless Owner and any managing agent, fee owner and any mortgagees and any lessor under any ground or underlying lease and their respective contractors, agents, officers and employees, licensees and invitees, from and against any and all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, interest and reasonable expenses (including, but not limited to, counsel fees and disbursements incurred in the defense of any action or proceeding), to which they may be subject or which they may suffer by reason of, or by reason of any claim for, any injury to, or death of any person or persons (including, without limitation, Owner, its agents, contractors, employees, licensees and invitees) or damage to property (including any loss of use thereof) or otherwise arising from or in connection with the occupancy or use of or from any work, installation or thing whatsoever done in, at or about the Demised Premises prior to, during, or subsequent to, the term of this Lease arising from any condition of the Demised Premises or resulting from any default by Tenant negligence of Tenant or any of Tenant's officers, directors, agents, contractors, employees, subtenancy, licensees or invitees. Notwithstanding anything to the contrary acts of the OWNER, its employees, or agents are excluded from the above.

63. Modification of Lease for Refinancing:

If, in connection with obtaining financing or refinancing for the building, a banking, insurance or other institutional lender shall request reasonable modifications to this lease as a condition to such financing or refinancing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder (except, perhaps, to the extent that Tenant may be required to give notices of any defaults by Owner to such lender and/or permit the curing of such defaults by such lender together with the granting of lender to get possession of the said building) or materially adversely affect the leasehold interest hereby created. In no event shall a requirement that the consent of any such lender be given for any modification of this lease or for any assignment or sublease be deemed to materially adversely affect the leasehold interest hereby created, provided that Tenant's Lease Term may not be interrupted.

64. Additional Rent:

Whenever in this Lease any sum, amount, item or charge shall be designated or considered as additional rent, the OWNER shall have the rights and remedies for the non-payment thereof as the OWNER would have for the non-payment of the fixed or minimum rent herein stipulated and provided for to be paid by the Tenant.

65. Plate Glass

OWNER shall replace at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in and about the Demised Premises.

66. Local Laws

In the event that the OWNER is compelled or directed to perform any work to the Building pertaining to or to conform to local or governmental rules, statutes or regulations (for example Local Law 5 or Local Law 10) in accordance with Paragraph #6 of this Lease, after the date of the Lease, then and in such event Tenant shall pay 3 % of such costs of such work, which Tenant agrees to remit within ten (10) days after presentation of bills to Tenant therefore. Said remittance due from Tenant under and pursuant to these Articles are deemed to be "Additional rent".

67. In the event of a default or non-compliance (in whole or in part), with any of the terms, conditions or covenants of this agreement by tenant, then, in addition to any other remedy available to OWNER, tenant agrees to indemnify OWNER and reimburse for any and all expenses, costs and reasonable attorneys' (whether or not litigation occurs) including, without limitation, the institution and/or prosecution of any suit, or proceeding to enforce any of the terms of this agreement, or pursuit of this proceeding.

68. **Air-conditioning:**

a. Tenant shall change the filters of the air-conditioning unit no less than once every three (3) months during seasons of operation, and shall have the air-conditioning unit chemically cleaned at least once a year (records of same shall be maintained by Tenant, which records OWNER may inspect upon reasonable notice).

b. Tenant shall be solely responsible for the operation, maintenance and repair of the air-conditioning unit affecting the Demised Premises. Tenant shall, during the term of this Lease, keep in full force and effect a repair, maintenance agreement with a company reasonably approved by OWNER covering said air-conditioning unit, a current copy of which (including renewals thereof) shall be delivered to OWNER.

c. The OWNER shall have free and unrestricted access to the air-conditioning unit in an emergency and upon reasonable notice or other times. The OWNER reserves the right to interrupt, curtail, stop or suspend the air-conditioning unit when necessary because of accident, repairs, alterations or improvements which in the judgment of the OWNER are desirable or necessary, or to comply with government restrictions in the use of the air-conditioning unit. Said air-conditioning unit shall then be deemed property of the OWNER.

Any and all air-conditioning unit(s) including duct work installed by the Tenant or the Owner, shall become the property of the Owner and may not be removed unless the Owner grants permission to the Tenant to remove said air-conditioning unit(s) .

69. All hanging fluorescent light fixtures and any other light fixtures installed by the Tenant or Owner shall become the property of the Owner and shall remain within the demised premises at the termination of this Lease unless the Owner grants specific permission to the Tenant to remove said light fixtures.

70. The remedies granted by the parties by this agreement in the event of default or non-compliance will be cumulative and will be in addition to all other remedies attainable at law or in equity and may be exercised at one time or different times, concurrently or in any order in the sole discretion of the non-defaulting party. The exercise of any one remedy will not operate as a waiver or preclude the exercise of any other remedy by the non-defaulting party.

71. If at the commencement of, or at any time during the term of this lease, the rent reserved in the lease is not fully collectible by reason of any federal, state, county, or city law, proclamation, order or regulation or direction officer or body pursuant to law, tenant agrees to take such steps as OWNER may reasonably request at no cost to Tenant to permit OWNER to collect maximum rents which may be legally permissible from time to time during the continuance of such legal rent restrictions (but not in excess of the amounts reserved therefore under this lease). Upon the termination of such legal rent restriction, tenant shall pay to the OWNER, to the extent permitted by law, an amount equal to (a) the rents which would have been paid pursuant to this lease but for such legal rent restrictions less; (b) the rent paid by a tenant to the OWNER during a period of such legal rent restriction was in effect.

72. There shall be no presumption of construction against the drafter of this agreement. It is agreed that this agreement is a product of extensive negotiations between the parties.

73. It is Hereby Stipulated and Agreed as Follows:

1. Except as otherwise provided herein time shall be of the essence as to all of the Tenant's obligation payment or obligation not to holdover under the Lease between the parties.

2. In the event OWNER commences an action or proceeding against the Tenant, Tenant agrees that it will accept service by certified mail, return receipt requested, and that this will be sufficient service to obtain personal jurisdiction over the Tenant.

3. In the even the Tenant defaults under any of its payment obligations under this Lease, and has failed to make such payment within thirty (30) days of Owner's giving notice. Tenant agrees a proceeding may be commenced, with an index number to be purchased, and Tenant consents to a final judgment of possession in favor of the OWNER with a money judgment for all amounts to which OWNER shall be entitled, and stay of issuance and execution of the warrant for five (5) days during which time Tenant may pay all fees and expenses. If Tenant fails to make the payments claimed during the five- (5) day period, then the warrant shall issue and be executed.

4. This shall not abrogate, nor diminish, in any way any of Owners other rights or remedies under the Lease or law.

74. **Entire Agreement:**

Tenant expressly acknowledges and agrees that Owner has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease. It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in this Lease, which alone fully and completely expresses their agreements and that the same is entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease, made by the other.

75. **Headings:**

The headings herein are for each of reference only and shall not be used to construe or in any way define or limit the provisions hereof.

76. **Sublease Assignments, etc.**

Except as provided in this Paragraph, Tenant shall not by operation of law or otherwise assign, mortgage or encumber this Lease, neither sublet nor permit the Demised Premises or any part thereof to be used by any person or entity other than the Tenant. An assignment under this lease shall be deemed to include any sale, transfer or other disposition of fifty (50%) percent or more of the shares of stock of the tenant and shall also include any change of control in the corporate tenant.

Any attempted assignment or subletting made contrary to the provisions of this paragraph shall be null and void. No consent by Owner to any assignment or subletting shall in any manner be considered to relieve Tenant from obtaining Owner's express written consent to further subletting.

Subject to the provisions of this paragraph Owner shall not unreasonably withhold or delay its consent to an assignment of this lease, or to a subletting of the premises demised hereunder, provided that, at the time of such assignment or sublease, the Tenant shall not be in default with respect to any of the terms, covenants or conditions of the within lease.

A. In connection with the granting of such consent, the Owner shall have the right to require that:

1. Tenant shall submit to the Owner references of the prospective assignee or subtenant, which the Owner deems satisfactory;

1A. The proposed assignee or subtenant is of comparable character and financial worth with respect to the Overtenant;

Tenant designates the managing agent as tenant's exclusive agent to effect such assignment or sublease. Tenant agrees to pay the managing agent a commission computed in accordance with the commission rates of Kaufman/Adler Realty Co. then in effect.

3. Any assignment or subletting be effected pursuant to a written instrument in form reasonably satisfactory to Owner or its counsel; and that a duplicate original thereof be delivered to Owner within five (5) days following the date of its execution or within five (5) days from its effective date, whichever shall be sooner;

4. Any assignment shall include the security deposited under the within lease;

5. In the event of an assignment, the assignee agrees in writing to assume all of the terms covenants and conditions of this lease on Tenant's part to be performed, and a duplicate original thereof be delivered to Owner within five (5) days following the date of its execution or within five (5) days from its effective date, whichever shall be sooner;

6. The liability of Tenant hereunder, and the liability of any assignee of this lease, shall survive any assignment or subletting, and such liability shall be unaffected by any extensions of time which Owner may grant to any assignee or subtenant for the payment of any rent or other charges due hereunder, or for the performance of any other term, covenant or condition of this lease;

7. Whenever Tenant shall submit to Owner any plan, agreement, or sublease or other document for Owner's consent or approval in respect to the alterations of the demised premises, the subletting thereof or the assignment of this Lease, and Owner shall require the expert opinion of Owner's counsel or architect and/or such counsel for reviewing the said plan or instrument.

B. It is expressly understood and agreed that any request by the Tenant for the Owner's consent to any subleasing or assignment shall be deemed to be an irrevocable offer to the Owner to surrender the within lease effective on the date contemplated in the subleasing or assignment for which the Tenant requests the Owner's consent and if said offer is accepted in writing by the Owner there shall be no further obligation on the part of either the Owner or the Tenant after the date set forth in this paragraph.

C. Nothing contained in this paragraph shall be construed as permitting an assignment or a subletting for any use other than the use expressly permitted under the terms of this lease.

D. If consent to an assignment or subletting for any other use is requested, the Owner shall be the sole judge whether he wishes to give his consent on the terms outlined in sections A and B of this paragraph and the Owner's judgment shall be final.

77. **OWNER'S WORK:** OWNER shall, at its own cost and expense, perform the following work:

- Premises taken as is

78. **Title to Improvement:**

Except for removable trade fixtures, title to any and all improvements and additions made or installed in or on the demised premises shall immediately vest and remain in Landlord subject only to the Tenant's right to use same during the term of this Lease.

79. **Landlord Insurance:**

Tenant agrees that should the insurance premium of Landlord for the building be increased due to the assignment based on the type of business of Tenant, shall be responsible for the entire cost of such increase within ten (10) days of being billed for such increase by Landlord.

80. **Partial Invalidity:**

If any term covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or enforceable, the remainder of this Lease or application of such tem, covenant or condition to persons or circumstances other than those as to which it is held or unforceable, shall not be affected thereby, and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

81. **Key Access Cards:**

Provided Tenant is not in default of this Lease, Tenant will be given two (2) cards for access to the building during non business hours. In the event Tenant requires additional cards or cards have been lost, Tenant may purchase additional cards at a cost of $10.00 per card, which shall be upon written request.

82. **Right to Cancel:** Tenant shall have a one time right to cancel this Lease on May 1, 2008 provided a) Tenant is not in default of any of the terms contained herein and b) Tenant notifies Owner in writing of said desire to cancel this lease no later than February 1, 2008 (notice date) along with a check in the amount of $9,616.13 which represents unamortized free rent and commissions. Failure to notify Owner by said date will leave said Lease in full force and effect as if no cancellation right existed. Tenant agrees to forfeit their security deposit to Landlord in the amount of $18,668.24.

83. **Execution and Delivery:**

It is understood and agreed that this Lease is submitted to Tenant for signature on the express condition that it shall not constitute an offer by Owner and shall not bind Owner until executed by Owner and delivered to Tenant or Tenant's Attorney.

BY: ______________________________ L.S.
35TH STREET ASSOCIATES

BY: ______________________________ L.S.
GURUNET CORPORATION

Additional Rider attached to and made a part of Lease dated April __, 2005, between 35th STREET ASSOCIATES, as Owner, and GURUNET CORPORATION, as Tenant, covering Suite 1101 in the building at 237 West 35th Street, New York, New York (“Additional Rider”).

1.
In the event of any conflict or inconsistency between the printed form of the Lease (and the Rider thereto) to which this Additional Rider is attached, the provisions of this Additional Rider shall govern.

2.
Permitted Use. Article 2 of the printed portion of the Lease is revised to read as follows: “Tenant shall use and occupy the demised premises for executive and general office purposes provided, however, that such permitted use shall not include use of the leased premises for manufacturing, check cashing or the sale of precious jewelry.”

3.	Initial Tenant Work. Owner approves the following initial tenant work (“Initial Tenant Work”) to be performed by Tenant:

(i)	expansion of existing reception area;

(ii)	installation of walls/dividers to separate reception area from balance of space to provide more privacy;

(iii)	installation of conference room behind the expanded reception area; and

(iv)	installation of water cooler, coffee machine, refrigerator and microwave oven in pantry/kitchen.

In the event that any of the Initial Tenant Work shall involve permanent changes or alterations to the ceiling or building systems, such changes shall be subject to Owner’s consent which shall not be unreasonably withheld or delayed. Owner hereby approves Empire State Contracting Corp. as the contractor for the Initial Tenant Work. If Tenant selects another licensed contractor to perform the Initial Tenant Work, such contractor shall be subject to Owner’s consent, not to be unreasonably withheld or delayed.

Subject to Owner’s consent which shall not be unreasonably withheld or delayed, Tenant shall have the right, at its expense, to extend water service to the pantry kitchen of the demised premises and install a kitchen sink and dishwasher in the pantry kitchen (“Supplemental Kitchen Improvement Work”).

Tenant shall not be required to remove any of the Initial Tenant Work and/or the Supplemental Kitchen Improvement Work upon the expiration or termination of the Lease.

Article 47(E) is deleted in its entirety.

Article 47(F) is amended by changing $10,000.00 to $50,000.00.

Except for the Initial Tenant Work hereby approved by Owner and non-structural alterations permitted under Article 47(F), all other alterations or improvements to the demised premises which Tenant desires to make shall be subject to Owner’s consent which shall not be unreasonably withheld or delayed.

4.
Maintenance/Cleaning. Owner approves Tenant hiring any of the existing contractors servicing tenants in the building for cleaning and rubbish removal. The lien waiver requirement in Article 44(A) of the Lease is omitted.

5.
Interruption of Services. In the event that the building services are interrupted such that Tenant is unable to use and occupy the demised premises for the intended purpose and such interruption continues for more than five (5) consecutive business days, all rent shall be fully abated until such time as the building services are restored such that Tenant can resume use and occupancy of the demised premises.

6.
ADA. Owner shall be responsible, at its cost, for complying with the Americans With Disabilities Act (“ADA”) with respect to all of the common/public areas of the building including, without limitation, all corridors and lavatories.

7.
Damage/Destruction. In the event that the building or a portion thereof is damaged or destroyed such that Tenant shall be unable to use and occupy the entire demised premises and the estimated restoration period is more than 4 months from the date of the casualty (or if the actual restoration work is not completed within such 4 months), Tenant shall have the right to terminate the Lease upon written notice to Owner.

8.	Assignment and Subletting. If Tenant is a public company, the transfer of shares or interests in Tenant shall not be deemed an assignment of the Lease requiring Owner’s consent.

The first sentence of Article 76 A 1A reading “The proposed assignee or subtenant is of comparable character or financial worth with respect to the overtenant;” shall be deleted.

In the event Tenant desires to assign the Lease or sublease the demised premises or a portion thereof, Tenant shall have the right to market same directly without the assistance of a broker. In the event Tenant desires to retain a broker to assist in any such assignment or subletting transaction, Tenant agrees to retain the building’s managing agent, Kaufman/Adler Realty Co., as exclusive broker upon mutually acceptable terms for a period not to exceed thirty (30) days after which Tenant shall have the right, at its option, to retain another broker on an exclusive basis.

Owner agrees that it will not unreasonably withhold or delay its consent to any proposed assignment of the Lease or sublease of the demised premises or a portion thereof.

Article 76(A)(7) is modified to provide that the maximum aggregate fees or charges to be imposed with respect to any assignment or sublease transaction shall be $750.00.

Article 76(B) is revised to provide that Owner shall only have the right to terminate the Lease if Tenant subleases more than fifty (50%) percent of the rentable area at the Demised premises.

9.
Electricity. Except for the provision of the Electric Rider obligating Tenant to pay Owner the sum of $9,000.00 per annum, payable in monthly installments of $750.00 in respect of the consumption of electricity, the balance of the Electric Rider is omitted. In the event Tenant desires to make alterations or improvements to the demised premises to increase the electrical capacity serving the demised premises, Owner shall have the right, as a condition to granting its approval thereto (which approval shall not be unreasonably withheld or delayed), to require that the electrical consumption at the demised premises be surveyed in order to determine a revised electric charge for the demised premises to reflect Tenant’s actual electric consumption.

10.
Owner Access. Any access by Owner to the demised premises shall only be during reasonable business hours upon reasonable prior notice to Tenant (except in the case of an emergency). Such access shall be conducted in a manner that minimizes disruption of Tenant’s use and occupancy of the demised premises.

11.	Default. Article 53(C) of the Lease is omitted.

Tenant’s failure to occupy the Demised premises shall not be deemed a default provided that it is paying rent and otherwise complying with the terms of the Lease.

12.
Building Services. Owner represents that as of the Commencement Date, all building systems including, without limitation, the heating, ventilation and air conditioning system, the plumbing system, the electrical system and the elevator system will be in good working order. Tenant is leasing the Demised premises in its “As Is” condition except for latent defects; provided that Owner shall be responsible for installing, prior to the Commencement Date, the radiator missing in one of the offices and radiator covers on all radiators in the demised premises.

Owner represents that the building is wired for telephone and internet service and that Tenant shall have the right to connect into the building’s telephone and internet service utilities at a panel box located in the corridor on the 11th floor of the building. Tenant shall be responsible, at its expense, for the cost of extending telephone/internet wiring from the 11th floor corridor panel box to the demised premises and shall not be required to remove any such wiring at the expiration or termination of the Lease. Tenant shall have the right to select its own telephone and internet service providers; it being understood and agreed that Tenant can access the existing telephone and internet utilities without being obligated to use a designated service provider.

13.	Possession. Article 24 is omitted.

14.
Notices. Any notice given by facsimile shall require a printed confirmation sheet evidencing the transmission and a copy of any such facsimile notice shall also be sent by reputable overnight courier service with next business day delivery specified.

Notices to Tenant shall be sent to Tenant at the demised premises, Attention: Jeff Cutler, with duplicate copies sent to:

Guru Net Corporation
Jerusalem Technology Park
Building 98
Jerusalem 91481 Israel
Attention: Caleb Chill, Esq.
Facsimile No.: 011 972 2 649 5001

and to

Sills Cummis Epstein & Gross P.C.
30 Rockefeller Center
New York, New York 10112
Attention: Edwin Weinberg, Esq.
Facsimile No.: (212) 643-6550

Tenant shall have the right to change any of the foregoing notice parties by giving notice thereof to Owner. Tenant’s attorneys shall have the right to give notices on behalf of Tenant.

15.
Sprinklers. Tenant shall not be responsible for upgrading or altering sprinkler service unless such upgrade or alteration results solely from alterations or improvements made to the demised premises by Tenant (other than the Initial Tenant Work).

16.
Building Access. Tenant shall have access to the demised premises (including elevator service) twenty-four (24) hours a day, seven (7) days a week. Owner agrees that the demised premises is served by a building wide heating system that functions 24 hours a day, 7 days a week with the understanding that the temperature setting during non-business hours is reduced but not eliminated.

17.
Security Deposit. Owner agrees that the security deposit shall be refunded within ten (10) business days following the expiration or termination of the Lease. If Owner sells the building, then Owner shall be released from its obligation with respect to the security deposit provided that it actually delivers the security deposit to the new owner and the new owner assumes, in writing, the obligation to comply with the provisions of the Lease.

18.	Plate Glass. Tenant shall only be responsible for replacing plate glass if it is damaged or broken by Tenant or its employees or agents.

19.	Estoppel Certificate. The estoppel provisions in Articles 38 and 56 shall be mutual as to both Owner and Tenant.

20.
Building Director/Signs. Owner hereby consents to Tenant installing the name of Tenant and any affiliated companies and their respective logos on the entry door to the demised premises. Owner agrees that Tenant shall have the right to five (5) listings on the building’s directory without charge.

21.	Locks. Tenant shall have the right to install new locks on the entry doors to the demised premises.

22.
Freight Elevator. Owner agrees that freight elevator service is available without charge during the building’s operating hours. Tenant shall have the right to move into the demised premises during the building’s operating hours without any freight elevator charge being imposed.

23.
Real Estate Taxes. Owner represents that the building is fully assessed and does not benefit from any tax abatement or similar program. Tenant shall only be required to contribute to Owner’s cost of contesting real estate taxes to the extent that Owner is successful; provided that the amount of such contribution by Tenant shall not exceed the actual benefit received by Tenant.

24.
Brokers. In the 5th line of Article 46, after the word “agent”, insert “who has dealt with Tenant (other than Owner/Kaufman Adler Realty Co.)”. Owner agrees that it shall pay any commission owing to Kaufman/Adler Realty Co. with respect to this Lease.

25.	Late Charge. Article 52(A) is revised to reduce the late charge to four (4%) percent.

26.	Holdover. Article 55 is revised to reduce the per diem holdover rent to 150% of the per diem rent and additional rent payable under the Lease for the last year of the term.

27.
Indemnification. Articles 62 and 67 are revised to exclude consequential damages from Tenant’s indemnity. The references to “counsel fees” in Article 62 shall be revised to read “reasonable counsel fees”. On the tenth (10th) line of Article 62 after the words “demised premises” insert the words “by the Tenant”.

28.
Local Laws, Owner agrees that Tenant’s maximum contribution obligation under Article 66 during the Lease term shall be $2,500.00 provided that Tenant shall have no obligation to contribute to any expenses relating to ADA with respect to public/common areas of the building.

29.
Air Conditioning. Owner represents that the demised premises has a new air conditioning unit serving only the demised premises which can be controlled solely by the Tenant. Owner shall be responsible for the maintenance and repair of the air conditioning unit during the first year of the Lease term. Thereafter, Tenant shall obtain and maintain the service contract provided for in Article 68(b). Provided that Tenant obtains and maintains the air conditioning service contract referenced above, Owner will be responsible for any replacement of the air conditioning unit should such unit fail.

30.	Tenant Stipulation. Article 73(3) of the Lease shall be omitted. The notice provided for in Article 73(2) of the Lease shall be sent to the parties set forth in Paragraph 14 of this Additional Rider.

31.	Owner Insurance. Article 79 of the Lease shall be omitted.

32.	Access Cards. Owner shall provide Tenant with five (5) key access cards without charge.

33.
Right to Cancel. Article 82 is revised to provide that Tenant shall have the right to cancel the Lease at any time during the last two (2) years of the Lease term (i.e.: commencing May 1, 2008) upon ninety (90) days prior written notice by Tenant to Owner. The parties agree that the unamortized amount of free rent and leasing commissions if the Lease is terminated effective May 1, 2008 is $9,616.13; provided, however, that this amount shall reduce by the monthly amount of $400.67 for each and every month following May 1, 2008. To illustrate, in the event that the Lease is terminated effective May 1, 2009, the amount of unamortized free rent and leasing commissions payable to Owner shall be $4,808.07. In addition, in the event Tenant exercises its right to terminate the Lease pursuant to Article 82, Tenant agrees to forfeit its security deposit paid to Owner in the amount of $18,668.24.

34.
Asbestos. Owner represents and warrants to Tenant that the demised premises is free of asbestos. Within sixty (60) days of the date hereof, Owner will deliver to Tenant a Form ACP-5 confirming the foregoing.

35TH STREET ASSOCIATES

By:
Name:
Title:

GURUNET CORPORATION

By:
Name:
Title:

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2005

GuruNet Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
Building 98
Jerusalem, Israel 91481
(Address of Principal Executive Offices)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The following information, including Exhibit 99.1 attached hereto, is being furnished pursuant to this Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On May 10, 2005, GuruNet Corporation, a Delaware corporation (“GuruNet”), issued a press release discussing its financial results for its first quarter of 2005. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 10, 2005, Michael Eisenberg - a director of GuruNet - voluntarily resigned from the Board of Directors of GuruNet (“Board”) for personal reasons. Following his resignation, Mr. Eisenberg also departs from GuruNet’s Compensation Committee, which remains comprised of two Board members.

In connection with Mr. Eisenberg's departure, the Board voted unanimously to accelerate the vesting of options to purchase 7,100 shares of GuruNet's common stock held by Mr. Eisenberg, representing approximately 25% of the options previously granted to him by the Board (which were originally scheduled to vest on June 23, 2005, the first anniversary of the date of grant), so that such options would become fully vested on May 10, 2005 and immediately exercisable.

On May 10, 2005, the Board, pursuant to its unanimous written consent, elected Larry Kramer a director of GuruNet to serve until the next annual meeting of the stockholders of GuruNet and/or until his successor has been duly elected and qualified.

A copy of the press release covering the foregoing changes in the Board’s composition is attached hereto as Exhibit 99.2

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release dated May 10, 2005.
99.2	Press Release dated May 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GURUNET CORPORATION

By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer

Dated: May 10, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 10, 2005.
99.2	Press Release dated May 10, 2005.

For Immediate Release

GuruNet Announces First Quarter 2005 Financial Results

GuruNet to Hold Investor Conference Call Today, May 10, 2005 at 1:00 PM EDT

New York, NY, May 10, 2005 -- GuruNet Corporation (AMEX: GRU), a leading reference search engine, today announced its financial results for the first quarter of 2005, the first quarter since the Company changed its business model and released Answers.com, on January 3, 2005. The Company, through its Answers.com site, generates fees primarily from ads placed alongside its topic entries. Prior to the launch of Answers.com, the Company’s primary means of generating revenue was from the subscription fees it charged for the use of its GuruNet premium product.

“We’re pleased with our progress this year putting our company and flagship product, Answers.com, on the map,” said Bob Rosenschein, GuruNet’s founder and CEO. “We started by building up end-user traffic. In March, we implemented Google AdSense, and have begun to see ad revenues from these ads.”

Revenues for the first quarter of 2005 were $175,633, compared to $19,631, for the same period in 2004, and compared to $76,245, in the fourth quarter of 2004. The net loss in the first quarter of 2005 was $1,504,924, compared to a net loss of $1,692,712, for the same period in 2004, and compared to a net loss in the fourth quarter of 2004 of $855,131. Net cash used in operations in the first quarter of 2005, and for the same period in 2004, was $964,401 and $806,551, respectively. The primary reasons for the difference between the net loss and the net cash used in operations in the first quarter of 2005 is that $386,000 of operating expenses were the result of a non-cash charge for stock-based compensation expense, and various changes in our operating assets and liabilities.

Revenues in the first quarter of 2005 resulted from advertising revenues of approximately $107,000, recognition of subscription license revenue (from subscriptions initiated prior to 2005) of approximately $50,000, revenue from partners with whom we market co-branded products of approximately $14,000 and other revenue of $5,000. Prior to January 3, 2005, our primary source of revenue was selling subscriptions to the GuruNet product, the forerunner to Answers.com. “The launch of Answers.com, from a revenue perspective, was a multi-tiered process,” said Steven Steinberg, GuruNet’s CFO. “From launch date until the middle of January, we ran public service announcements on Answers.com and did not display any paid advertising. In the middle of January we began using and testing various advertising network providers. We reached an important milestone on February 28, 2005, when we began using Google's contextual AdSense advertising on our Answers.com information pages, as well as integrating Google search, with paid search advertising, into Answers.com. As a result of the multi-tiered launch, our January and February 2005 advertising revenue was approximately $16,000, while March 2005 advertising revenue was approximately $91,000.”

In the first quarter of 2005, the Company also increased its liquidity and capital resources by entering into an agreement with certain holders of warrants that were issued by the Company in 2004, in connection with a bridge financing, pursuant to which such holders exercised an aggregate of 1,871,783 Bridge Warrants. As a result, the Company raised approximately $12,225,000, net of costs relating to the exercise. Further, the Company raised additional amounts, in excess of $1 million, from other exercises of options and warrants during the quarter.

GuruNet will host a conference call today, Tuesday, May 10th, 2005, at 1:00 PM EDT, to discuss the results of its first quarter ended March 31, 2005, as well as to provide insight into Q2 trends to date, elaborate on recent events/announcements and company progress and highlight next steps. Bob Rosenschein and Steven Steinberg, will be making the presentation, which will be followed by a question and answer session. Investors will have the opportunity to listen to the conference call and the replay over the Internet through GuruNet's Website, within its Investor Relations page at http://www.gurunet.com/ir. To listen to the live call via webcast, please go to our Website at least 10 minutes early to connect and register. To dial in to listen and/or submit a question, please dial 800-938-0653 and request the GuruNet call. For those unable to listen to the live broadcast, a replay will be available on the site shortly after the call, and will remain available on the site for a period of three weeks following the call.

About GuruNet

GuruNet Corporation (AMEX: GRU) operates Answers.com, a leading reference engine, www.answers.com. Founded in 1999 by Bob Rosenschein, GuruNet Corporation (www.gurunet.com) provides patented technology and software tools to access concise information on demand. For additional information, visit www.gurunet.com.

Cautionary Statement

Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including our inability to increase the number of persons who use our products and the number of partners who will generate increase traffic to our sites, and other risk factors identified from time to time in our SEC reports, including, but not limited to, our registration statement on Form SB-2 filed in April 2005. Any forward-looking statements set forth in this news release speak only as of the date of this news release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.gurunet.com. The information in GuruNet’s website is not incorporated by reference into this press release and is included as an inactive textual reference only.

(Tables to follow)

Press Contact:
Jay Bailey
Director, Communications
GuruNet Corporation
866-576-0352
ir@gurunet.com

Selected Consolidated Financial Data (Unaudited)

Statements of Operations:

Three months ended March 31
2005	2004
$, Except share data	$, Except share data
(Unaudited)	(Unaudited)

Revenue	175,633	19,631
Cost of revenues	208,543	156,527

Gross margin	(32,910)	(136,896)

Operating expenses
Research and development	330,469	263,788
Sales and marketing (1)	361,460	318,929
General and administrative (2)	851,615	212,407

Total operating expenses	1,543,544	795,124

Operating loss	(1,576,454)	(932,020)

Interest income (expense), net	85,907	(737,034)
Other income (expense), net	282	4,322

Loss before income taxes	(1,490,265)	(1,664,732)

Income taxes	(14,659)	(27,980)

Net loss	(1,504,924)	(1,692,712)

Basic and diluted net loss per common share	(0.25)	(1.33)

Weighted average shares used in computing basic and diluted net loss per common share	6,043,796	1,271,075

(1) Includes $107,255 and $5,236 of stock based compensation in 2005 and 2004, respectively

(2) Includes $277,366 and $11,522 of stock based compensation in 2005 and 2004, respectively

Balance Sheets:

The following table summarizes our balance sheet data:

	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Cash and Investments	$19,900,760	$7,415,415
Working capital	$19,538,974	$6,688,721
Total assets	$21,947,010	$8,907,183
Long-term liabilities	$1,103,694	$1,078,548
Total stockholders’ equity	$19,689,771	$6,824,122

For Immediate Release

Larry Kramer Joins GuruNet Board

Former MarketWatch CEO Adds Content Monetization Expertise

New York, NY - May 10, 2005 - GuruNet Corporation (AMEX: GRU), creator of the Answers.com reference-based search engine, announced today the appointment of Larry Kramer to its board of directors. Mr. Kramer serves as president of CBS Digital Media, overseeing content and sales of the network’s disparate Web properties, including CBS.com, CBSNews.com, SportsLine.com and UPN.com. Formerly, Mr. Kramer was the founder, Chairman and CEO of MarketWatch, Inc. (NASDAQ: MKTW), which was recently acquired by Dow Jones & Company (NYSE: DJ).

“We are delighted to have someone of Larry’s caliber joining our board,” said Bob Rosenschein, founder and CEO of GuruNet. “His contributions to digital content speak for themselves, and his success creating monetization strategies will be a real asset to our team as we focus on revenue growth.”

“Answers.com has impressed the industry with its novel approach to supplying immediate answers and giving the kind of context that traditional search engines can’t provide,” explained Kramer. “Watching their rapid growth, I’ve been intrigued by the tremendous potential and excited to be part of their development.”

Mr. Kramer proposed the creation of a joint venture between Data Broadcasting Corp. and CBS and led CBS MarketWatch through its launch in October 1997. He also managed the company through its successful IPO in January 1999, three acquisitions and the ultimate sale of the company to Dow Jones in January, 2005 for approximately $520 million in cash.

Mr. Kramer spent more than 20 years in journalism as a reporter and editor. In 2000, he appeared on the list of the 100 most influential business journalists of the 20th century. In 2004 he was awarded the Editor & Publisher Magazine annual lifetime “EPPY” award for “Outstanding Individual Achievement.” Mr. Kramer was a founding board member of the Online Publishers Association in 2001. He was elected Chairman of the Board of Directors of OPA in 2004 and re-elected for a second one-year term for 2005.

Larry Kramer replaces Michael Eisenberg, of Israel Seed Partners, who is voluntarily stepping down from the board for personal reasons. Mr. Eisenberg’s resignation and departure from the board and its Compensation Committee, became effective today,

About GuruNet

GuruNet Corporation (AMEX: GRU) operates Answers.com (www.answers.com), a leading reference engine. Founded in 1999 by Bob Rosenschein, GuruNet Corporation (www.gurunet.com) provides patented technology and software tools to access concise information on demand. For additional information, visit www.gurunet.com.

GuruNet Contact:
Jay Bailey
Director of Communications
866-576-0352
ir@gurunet.com

GuruNet Investor Relations:
BPC Financial Marketing
John Baldissera
800-368-1217

# # #

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2005

GuruNet Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
Building 98
Jerusalem, Israel 91481
(Address of Principal Executive Offices)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On May 10, 2005, GuruNet Corporation announced its financial results for the quarter ended March 31, 2005. A copy of the script from the conference call announcing the results is attached to this report as Exhibit 99.1.

The information in this report and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly stated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(c)
99.1	Script of conference call held on May 10, 2005, reporting financial results for the quarter ended March 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GURUNET CORPORATION

By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer
Dated: May 10, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Script of conference call held on May 10, 2005, reporting financial results for the quarter ended March 31, 2005

- GuruNet Corporation 1st Quarter 2005 Conference Call -

GuruNet Corporation
1st Quarter 2005 Conference Call
1:01PM EDT, May 10, 2005

Opening (Communiqué Operator)

Welcome to the GuruNet 1st quarter conference call. Introducing the call will be Landon Barretto, from the investor relations firm Barretto-Pacific. Landon, you may begin.

Landon Barretto

Good afternoon my name is Landon Barretto, and I’ll be the moderator for today’s presentation, which is also being broadcast over the web and can be accessed from the Investor Center page at www.gurunet.com. A replay of this presentation will be available at the site for the next three weeks.

Thank you for your interest in GuruNet Corporation. With me today is the Chairman and Chief Executive Officer of GuruNet, Bob Rosenschein, and the Chief Financial Officer Steve Steinberg. At the conclusion of their prepared remarks, we’ll open the conference for questions.

We would like to remind you that during the course of this conference call GuruNet’s management will make forward-looking statements, including predictions and estimates that involve a number of risks and uncertainties. Actual results may differ materially from any future performance suggested in the Company’s forward-looking statements. We refer you to the Company’s SEC filings, including its annual report on Form 10-KSB and its most recent registration statement on Form SB-2 for important risk factors that could cause actual results to differ materially from those contained in any forward looking statement.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

Forward-looking statements made during today’s call are only made as of the date of this conference call and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Throughout this call GuruNet will be referring to its GAAP financial results as well as non-GAAP measures. These non-GAAP measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies.
And now, I’d like to turn the call over to Bob Rosenschein. Bob…

Bob Rosenschein

Thank you, Landon.

Welcome to GuruNet’s 1st Quarter conference call, and thank you for joining us. I’m very pleased today to update you on our progress in Q1… and also share some Q2 trends to date.

The agenda for our call today will be:

•	First, introductory remarks on our progress.

•	Second, our CFO, Steve Steinberg will present some financial highlights. Also see our press release, sent out before the call and posted on our site.

•	Third, we have a significant announcement for you about our board of directors.

•	Fourth, we’ll take a deeper look into our business, including some of our metrics and Q2 progress to date. We’ll also be discussing deals, marketing, our NY office, press, Mobile Answers, etc.

•	Last, we’ll end the call with a Q&A session, starting with some of the questions we’ve received in advance.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

We’re obviously proud about putting Answers.com on the map. In just four months since launching it and our new business model, we’ve been fortunate to enjoy some positive press and partnerships and—more importantly—significant traffic growth.

We’re putting the foundation in place to make GuruNet a long-lasting, profitable enterprise. We offer a highly differentiated service that taps a large marketplace opportunity; we established a large and growing user base; we embedded a monetization engine for generating revenue; and we are implementing a strategy that we think will help us exploit the full economic potential of our service.

The past four months represent an exciting landmark period for GuruNet:

1.
It surpassed our own expectations to already be winning awards, as in PC Magazine and Forbes, and mentioned regularly with Google, Yahoo, Ask Jeeves, MSN and other industry leaders in print and on the Web, TV and radio.

2.	It was a nice bonus to be called the “Answer Engine Leader” recently in the NY Times, and singled out in the Motley Fool and several times on CBS MarketWatch.

3.	We were particularly proud recently to reach an average of 2 million queries per weekday— and to have bloggers and reporters embrace the site so quickly.

So we are very pleased where we are in terms of traffic and PR. Now we are working hard on building up GuruNet’s monetization potential. In March, we first released our initial Google AdSense implementation. We are analyzing its progress and adjusting the design elements on the site, to steadily improve its performance: both in terms of user satisfaction and on the financial front.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

Users do appear to be “getting it”, and I think that few people who try the product need to be convinced of our simple value proposition to Internet users. For GuruNet, the road map is straightforward: first traffic, then revenues, then profits.

The first rule of marketing is to be different; I would add, of course, useful and different. But there’s something that our investors need to grasp: we are not a traditional search engine. That is at once our promise and differentiation, but at the same time also our challenge. It is convenient for us to participate in this exciting search space. Who doesn’t like to be mentioned in Fortune as possibly the next Google?

However… what we do is not what a search engine does. Our very promise to end users—more relevant information, with less noise, in fewer clicks—makes it a different monetization animal. That means that you should not assume that we plaster our results pages with the exact same format ads as search engines do. Nor should you assume that click-through rates will be comparable. We are betting that enough users will prefer the streamlined approach that we offer to provide the volumes and revenues we need to compete and succeed.

Let me now introduce Steve Steinberg, our CFO. After his remarks, I’ll return to talk about specific recent developments and some interesting news.

Steve Steinberg

Thank you, Bob. My objective for this portion of the call is to provide you with highlights of our financial performance for the first quarter of 2005. For a more detailed review of our financial performance during the quarter, please review our financial statements and MD&A, which will be included in our SEC FORM 10-QSB, which will be filed no later than next Monday, May 16th.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

As most of you know, on January 3, 2005 we announced the release of Answers.com. Our primary revenue model for Answers.com is advertising revenue. When a user searches sponsored keywords, a link to an advertiser’s Website is displayed in a premium position and identified as a sponsored result to the search. The key business metrics that will drive Answers.com’s revenues will be the volume of traffic we receive and how well we monetize that traffic.

In contrast, prior to January 2005, we were primarily in the business of selling subscriptions. A desire to gain more expansive, ubiquitous growth led to the launch of our free-to-consumer product, Answers.com, in January 2005. As we discuss our Q-1 2005 results, in comparison to our Q-1 2004 results, please bear in mind the change in our business model that transpired in January 2005.

Let’s begin with our Consolidated Statement of Operations

Revenues in the first quarter of 2005 were $176,000 compared to $20,000 during the same period in 2004, an increase of $156,000. Revenues in the first quarter of 2005 resulted from advertising revenues of $107,000, recognition of subscription license revenue of $50,000, revenue from partners with whom we market co-branded products of $14,000 and other revenue of approximately $5,000. In contrast, revenues in the first quarter of 2004 resulted from recognition of subscription license revenue of $14,000, maintenance contracts on our corporate enterprise software of approximately $5,000 and advertising revenue of $500.

The launch of Answers.com, from a revenue perspective, was a multi-tiered process. From launch date until the middle of January, we ran public service announcements on Answers.com and did not display any advertising. In the middle of January, we began testing various advertising network providers. We reached an important milestone on February 28, when we began using Google’s contextual AdSense advertising on our Answers.com information pages, as well as integrating Google search, with paid search advertising, into Answers.com. As a result of the multi-tiered launch, our January and February 2005 advertising revenues were approximately $16,000, while our March 2005 advertising revenue jumped to approximately $91,000.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

The public’s reception of Answers.com, has, in our opinion, been impressive, and we’re pleased with the growth in traffic since our launch. Nonetheless, we are certainly still in the initial stages of executing on our monetization plan. Based on our preliminary revenue reports, we expect that our average daily ad revenue in April 2005 will approximate our average daily ad revenue in March 2005. Later in the call, Bob will discuss some of the initial positive signs we’ve seen regarding May 2005, to date.

 Now… let’s move on to Operating Costs. The salaries, benefits and overhead costs of personnel, and other operating costs relating to research and development, sales and marketing, and general and administrative activities comprise our operating expenses. Operating expenses in the first quarter of 2005 were $1,544,000, an increase of $749,000 over the same period in 2004. The increase in operating expenses stems from a number of factors, including:

•	Compensation-related increases due to personnel expansion to develop our newest products and to begin building a public company infrastructure, and due to salary increases.

•
Other increases - mostly - directly or indirectly - due to building a public company infrastructure. For example, our legal and accounting costs increased by approximately $185,000, due to a number of factors, including the numerous SEC filings that were necessitated, for example the registration statement on Form SB-2 we recently filed to register the shares underlying the new warrants we issued in February 2005. Expenses also rose due to increases in director fees and expenses of approximately $40,000; and increases in our insurance costs of approximately $30,000. We also recorded, in this quarter, a $250,000 charge relating to investment banking fees - $225,000 of such amount, in the form of non-cash stock-based compensation.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

Let’s move down to the Net Loss. The net loss in the first quarter of 2005 was $1,505,000, compared to a net loss of $1,693,000, for the same period in 2004. However, net cash used in operations in the first quarter of 2005, and for the same period in 2004, was $964,000 and $807,000, respectively. The primary reason for the difference between the net loss and the net cash used in operations in the first quarter of 2005 is that approximately $386,000 of our operating expenses, in the first quarter of 2005, were the result of non-cash, stock-based compensation.

Now, let’s review some summary balance sheet data

As of March 31, 2005, we had $21.9 million of assets including $19.9 million in cash and cash equivalents and investment securities. Our working capital was $19.5 million, and we had shareholder equity of $19.7 million.

Bottom line - as a result of the IPO and our fundraising activities in Q-1 2005, we now have sufficient resources to permit us to meet our current planned operating needs and move Answers.com forward.

Thank you for your time. And now…back to you, Bob…

Bob Rosenschein

Thanks, Steve. I'd like to open this part of the conference call by sharing some very good news about GuruNet’s board of directors. I couldn’t be more pleased to announce that Larry Kramer is joining our board. Larry founded and ran MarketWatch, which was sold recently to Dow Jones for a over $500M dollars. He also just joined the Viacom family and now is President of CBS Digital Media, which oversees content and sales of the network’s disparate Web properties, including CBS.com, CBSNews.com, SportsLine.com and UPN.com.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

We're obviously proud to be associated with him, but over and above prestige and connections, the major benefit Larry Kramer brings to GuruNet is his knowledge of the industry and how to monetize effectively.

Larry replaces Michael Eisenberg, of Israel Seed Partners, who is stepping down for personal reasons. Let me take this opportunity to personally thank Michael for his outstanding effort and contribution to GuruNet.

Now I’d like to cover some other topics.

We certainly are fortunate to own the domain Answers.com; it really has helped us get across the value proposition of answers, not links. Aside from name recognition, the most useful benefit of all the press we’ve been receiving has been that it helps us understand how people see us - which parts of our offering resonate, what brings people back to our site, and how Answers.com fills a gap that people have come to recognize.

For newcomers on the call, I’ll briefly review GuruNet’s mission, which is — to deliver concise information in one click on anything, anywhere.

We provide the real information you’re searching for, in contrast to the long lists of links to Web pages provided by search engines, which may or may not contain the information you’re seeking. Answers.com gives you quick explanations smartly integrated from more than 100 different reference resources. We offer a very broad range of topics, from people, places and things to health topics to information on companies to products and services, and much, much more.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

And, on Windows and Macintosh, you can also access Answers.com while using any computer program, using our patented 1-Click Answers tool, (for example in a Word document or in an email) and now even on the go (using our new Mobile Answers platform).

If any of you hasn’t tried our product yet, please try it at www.answers.com. It’s always been easier to demonstrate than to explain on the phone. But try looking up a public company, like Apple Computer; or a celebrity, such as Warren Buffett or Jimmy Buffett, for that matter; or maybe just your hometown, and notice the difference between answers and searches.

Let’s turn now to our business model which, like our service, is straightforward yet powerful. It has two components:

•
First, our service is now free to users. As Mark Cuban mentioned in a recent edition of Barron’s, the subscription service was not producing enough for us, and we did make the right move shifting away from it in January. We have increased our user base in several ways, including public relations, word of mouth, our 1-Click Answers tool, Search Engine Optimization, and through relationships with search engines (such as Google) and others sites.

•
Second, we earn revenue primarily when users click on relevant sponsored links that we place along our information content. Additional future revenue sources may include sponsorship of Answers.com categories and commerce commissions on goods, services and even premium content.

Those are the basics — now on to our growth strategy for the future:

- GuruNet Corporation 1st Quarter 2005 Conference Call -

1.
Our first priority is the continuous improvement of our service. We are not standing still on our core technology in content aggregation, processing, and presentation. The dual goals are both improving the user experience and, importantly, raising competitive barriers. Since we announced our Answers.com offering in January, we have added a mobile offering, Mobile Answers. We have enhanced the stickiness of Answers.com through more prominent branding and a recently added taxonomy that showcases our wide content range. And we have improved our 1-Click Answers product, adding Firefox functionality for that growing market.

2.
The second goal is the continued expansion of our user base. We have achieved what we consider an impressive mass of users through success to date with PR efforts; word of mouth; through significant traffic sent to us from search engines, primarily Google, and other sites; and through repeat usage. I’ll provide more detail on our progress during Q2 in a few minutes. We continue to work on pipeline distribution deals. And we are also evaluating new initiatives designed to bring our differentiated and concise information even more readily to users across the Web.

3.
The third growth engine is monetization of user visits. We have put into place our primary monetization mechanism in March, which is positioning relevant sponsored links alongside content in our Web offering. Even if we don’t have information on your topic, we save you a step and show you Google results on the spot - with monetized ads there as well. Our ongoing task is to analyze the performance of these ads and improve their revenue potential.

4.
The fourth critical prong, which we are just beginning to rev up , is to expand Answers.com’s category range. Under the direction of our new Chief Revenue Officer, Jeff Cutler, we are embarking on an aggressive program to add new, highly commercially-oriented categories of information to Answers.com. We will be providing “concise information in one click” in a range of new areas which we believe have relatively high click-through rates to sponsored links and relatively high associated CPC’s or cost per clicks. We will encourage users to try out these categories by promoting them actively on our service. Last, we’ll be looking to add revenue driving content that sits not alongside the text, but is integrated into it for a more direct push to the user. Our new Shopping.com partnership is an excellent example of that, and we’ll talk about that in a moment.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

On May 1, we rolled out a modified design for Answers.com that features more prominent branding and that showcases the breadth of our content offering on every page. We tested it on a portion of our users, to see what works best. This is commonly referred to as A/B testing, and it is very useful to tune sites for performance, based on monitoring empirical user behavior. You test, choose the winner and repeat.

Now let’s talk about some of our metrics and statistics, including data from the first part of Q2.

•
Traffic — our average daily query counts in January through April were January - 220,000. February - 1,150,000, March - 1,550,000, April - 1,790,000. April was 2.0M on weekdays and 1.79M, if you include Saturdays and Sundays, when usage is usually lower. Now, if you just look at May through yesterday, that average actually rose to 2.1M on weekdays. These are unaudited internal indicators. It goes without saying that any number of factors can also impact these metrics in the future. Also, we’ve seen our changes sometimes come in spurts; it’s not always linear.

•
Revenues - based on the new design that we A/B tested and which you can now see on our site, I am pleased to share with you that May average daily ad revenue has shown over a 20% increase over March average daily ad revenue. And this improvement includes the A/B test period, when some users were seeing the old version.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

These metrics are our goalposts in the coming months, as we work to improve the performance with each one.

On to deals. Jeff Cutler, our newly hired Chief Revenue Officer, has been coming up to speed. Between the deals in progress that he’s taken the lead on since his arrival, and the new ones he is developing with his own Rolodex, he’s moving forward. We’re glad to share with you that we are in the contract stage with a number of parties.

As you may have seen earlier today, we have just signed a partnership agreement with Shopping.com, which allows us to offer Answers.com users integrated product information and price comparisons. Whether site visitors are seeking information on clothing, electronics, jewelry, tools, books, or items in many other consumer product categories, the new arrangement enables them to identify, research, compare, and purchase products as part of their quest for answers.

There are two things that are exciting about this deal. First, it helps us broaden our scope, supplementing our reference-based content. As users realize that they can find answers about products as well as encyclopedic facts, it will encourage them to use us as a one-stop shop.

In addition, the Shopping.com content will become tightly integrated with the central content of the page, as opposed to the side columns that may not be as prominent. We’re excited by the scope of reviews and comparison shopping we will be including, as well as the substantial list of products that will now become Answers.com topics. This should be up and running sometime this summer.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

What else is in the pipeline? We are currently in talks at various stages with media sites, search engines, mobile device manufacturers, as well as advertising and content companies. As I said earlier, we look forward to sharing some of these with you in the coming weeks.

In addition, Jeff is setting up our New York office on W. 35th Street, and interviewing candidates for a team to assist him in driving business development.

I also want to update you about Accoona.com, the deal we signed in mid-March. Like the Google definitions link that points to us, Accoona is a search engine, that will be sending us definition-based traffic when it’s users prefer a short explanation to links. Implementation is moving forward, and we’re excited about the way they will be offering Answers.com’s content to their users. We hope to see the live implementation by the summer and hope for a healthy boost in traffic and revenues from that arrangement.

The Education sector. Gauging by our fan mail, we seem to be generating considerable excitement in the education sector, a fantastic sector for Answers.com. Teachers, parents and students see the value, and are often quick to share it with the people around them. We’re going to be pursuing this area in a number of ways. First, we will be attending NECC, the National Education and Computing Conference in June in Philadelphia. The conference brings together thousands of tech-oriented educators, looking for new, innovative tools to bring back to their school systems.

Second, our PR agency had begun targeting publications that focus on education as well as college newspapers, in an effort to get the word out in print. We’ve also begun marketing directly to students, giving away T-shirts at Rutgers University a few weeks back. Once we study the effect of this activity, we may broaden it to other campuses.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

Last, I’m pleased to be speaking at four outstanding conferences in the next two weeks: Thomas Weisel Partners, JP Morgan, Goldman Sachs, and the NY Society of Security Analysts. For details and web-cast, please visit our web site. The audiences will be analysts and institutional investors, and I look forward to sharing our excitement and progress with them as I have with you today.

I’d like to sum it up. As promised, we concentrated first on launching Answers.com and building traffic. That effort will continue. Now we are focusing on enhancing our monetizable content and revenues, based on that traffic and those “eyeballs”.

We have a product that is simple, great for kids and students - of all ages - and saves real people time and frustration. And is being recognized widely as such. We are not a search engine. Answers.com is a new kind of information tool that enhances the Internet and Web experience. And it is that growth that we hope returns long-term shareholder value. Thank you.

I’d like to add that we work hard to be responsive to investors. Please see our corporate Website, www.gurunet.com, and you can communicate with us at ir@gurunet.com.

I would like to call your attention to a slight error in the preliminary remarks made by Landon Barretto. In this presentation, GuruNet DID NOT refer to non-GAAP measures.

That ends our remarks. We’ll be very pleased now to answer some questions.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

Before we take the live calls, I’d like to answer a few questions that some of you have sent in, in advance:

1)	Can you give some concrete guidance for the remainder of Q2?

As I hope we’ve made clear, we continue to test design elements and analyze our users’ behavior to determine which elements to add, remove, or change. We’ll act on those results and test again. It would be irresponsible for me to predict what’s going to happen in tomorrow’s experiments, or what numbers we exactly will reach.

Q: What’s your current expense rate and do you expect it to grow?

In Q-1 2005 we incurred $1,752,000 in expenses (meaning cost of revenues and operating expenses as appear on the Q-1 2005 Statement of Operations). This amounts to approximately $585,000 per month. Approximately $375,000 of the Q-1 expenses are non-cash, stock based compensation to our investment banker, IR firm and a strategic marketing consultant. Excluding those amounts, our average monthly expenses would have been $460,000 in Q1. We do expect our expense rate to rise in the course of 2005.

Q: Are you generating revenues from Mobile Answers?

Mobile Answers (mobile.answers.com) does not directly feed revenues at this initial stage, rather, it is currently being used as a marketing tool, for branding purposes. We recognize that wireless-based advertising is in its infancy; you can't integrate contextual link ads into the Mobile version because they will mostly point to non-mobile-friendly sites. That said, we are looking into revenue opportunities for this platform.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

Q: Are you considering moving to NASDAQ?

We are taking the question seriously, and it is being considered at the board level.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

☒ QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2005

☐ TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER 001-32255

GURUNET CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	98-0202855
(STATE OR OTHER JURISDICTION OF	(I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

Jerusalem Technology Park
Building 98
Jerusalem 91481 Israel

(ADDRESS INCLUDING ZIP CODE OF PRINCIPAL EXECUTIVE OFFICES)

+972-2-649-5123

(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Indicate by an (X) whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☐ NO ☒
Indicate by an (X) whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes☐ NO ☒

As of May 10, 2005, the registrant had outstanding 6,945,292 shares of Common Stock, $0.001 par value per share.

PART I. FINANCIAL INFORMATION2

Cautionary Note regarding Forward-Looking Statements

      In addition to historical information, this Quarterly Report on Form 10-QSB contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions, although not all forward-looking statements contain these identifying words. All statements in this report regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on which this report was filed with the SEC. We expressly disclaim any obligation to issue any updates or revisions to our forward-looking statements, even if subsequent events cause our expectations to change regarding the matters discussed in those statements. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders. Many important factors that could cause such a difference are described in our most recent registration statement on Form SB-2 under the captions “Competition,” “Proprietary Rights” and “Risk Factors,” all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this report.

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GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Consolidated Financial Statements as of March 31, 2005

Contents

Page

Consolidated Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004	2

Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2005 and 2004, and for the cumulative period from inception through March 31, 2005	4

Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2005 and 2004, and for the cumulative period from inception through March 31, 2005	5

Notes to the unaudited Consolidated Financial Statements	7

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Consolidated Balance Sheets

March 31	December 31
2005	2004
$	$
(Unaudited)	(Audited)

Assets

Current assets:

Cash and cash equivalents	3,050,760	1,565,415

Investment securities	16,850,000	5,850,000

Receivables	143,642	18,145

Prepaid expenses	648,117	259,674

Total current assets	20,692,519	7,693,234

Long-term deposits (restricted)	192,493	167,304

Deposits in respect of employee severance obligations	482,621	462,735

Property and equipment, net	322,691	305,804

Other assets:

Intangible assets, net	103,982	111,289

Prepaid expenses, long-term	134,670	147,000

Deferred tax asset, long-term	18,034	19,817

Total other assets	256,686	278,106

Total assets	21,947,010	8,907,183

See accompanying notes to the unaudited consolidated financial statements.

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Consolidated Balance Sheets

March 31	December 31
2005	2004
$	$
(Unaudited)	(Audited)

Liabilities and stockholders' equity

Current liabilities:

Accounts payable	359,266	172,029
Accrued expenses	433,815	422,465
Accrued compensation	246,805	259,872
Deferred revenues, short-term	113,659	150,147

Total current liabilities	1,153,545	1,004,513

Long-term liabilities:

Liability in respect of employee severance obligations	560,651	531,224
Deferred tax liability, long-term	104,666	94,965
Deferred revenues, long-term	438,377	452,359

Total long-term liabilities	1,103,694	1,078,548

Commitments and contingencies

Stockholders' equity:

Preferred stock: $0.01 par value; 1,000,000 shares authorized and 0 shares issued as of March 31, 2005 and December 31, 2004	—	—

Common stock; $0.001 par value; 30,000,000 shares authorized as of March 31, 2005 and December 31, 2004; 6,945,292 and 4,920,551 shares issued and outstanding as of March 31, 2005 and December 31, 2004, respectively	6,946	4,921

Additional paid-in capital	61,988,788	47,488,072

Deferred compensation	(177,504)	(45,146)

Accumulated other comprehensive loss	(27,418)	(27,608)

Deficit accumulated during development stage	(42,101,041)	(40,596,117)

Total stockholders' equity	19,689,771	6,824,122

Total liabilities and stockholders' equity	21,947,010	8,907,183

See accompanying notes to the unaudited consolidated financial statements.

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Consolidated Statements of Operations

Cumulative from
December 22, 1998
Three months ended March 31		(inception) through
2005	2004	March 31, 2005
$, except share data	$, except share data	$, except share data
(Unaudited)	(Unaudited)	(Unaudited)

Revenue	175,633	19,631	1,597,430
Cost of revenues	208,543	156,527	3,760,311

Gross margin	(32,910)	(136,896)	(2,162,881)

Operating expenses
Research and development	330,469	263,788	18,909,579
Sales and marketing (1)	361,460	318,929	9,942,502
General and administrative (2)	851,615	212,407	8,366,400
Loss in connection with shut-down of operations	—	—	1,048,446

Total operating expenses	1,543,544	795,124	38,266,927

Operating loss	(1,576,454)	(932,020)	(40,429,808)

Interest income (expense), net	85,907	(737,034)	(2,488,958)
Gain on extinguishment of debt	—	—	1,493,445
Other income (expense), net	282	4,322	(585,913)

Loss before income taxes	(1,490,265)	(1,664,732)	(42,011,234)

Income taxes	(14,659)	(27,980)	(89,807)

Net loss	(1,504,924)	(1,692,712)	(42,101,041)

Basic and diluted net loss per common share	(0.25)	(1.33)	(25.35)

Weighted average shares used in computing basic and diluted net loss per common share	6,043,796	1,271,075	1,661,035

(1) Includes $107,255 and $5,236 of stock based compensation in the three months ended March 31, 2005 and 2004, respectively.
(2) Includes $277,366 and $11,522 of stock based compensation in the three months ended March 31, 2005 and 2004, respectively.

See accompanying notes to the unaudited consolidated financial statements.

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)
Consolidated Statements of Cash Flows

Cumulative from December 22, 1998
(inception) through
Three months ended March 31		March 31,
2005	2004	2005
$	$	$
(Unaudited)	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	(1,504,924)	(1,692,712)	(42,101,041)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40,559	37,916	2,252,614
Loss on sale and write off of property and equipment in connection with shut-down of operations	—	—	780,475
Other loss on sale and write off of property and equipment	—	—	549,802
Settlement of obligations for other than cash	—	—	225,589
Increase (decrease) in liability in respect of employee severance obligations, net	9,541	(7,121)	78,030
Deferred income taxes	11,484	27,980	86,632
Stock issued for domain name	—	—	1,500
Issuance of common stock, stock options and warrants to non-employees for services rendered	375,901	9,087	598,505
Revaluation of options issued to non-employees for services rendered	—	—	(42,789)
Amortization of deferred compensation	9,994	8,780	125,203
Accrued interest on promissory notes	—	65,155	—
Amortization of deferred charges relating to convertible promissory notes	—	126,958	889,983
Amortization of discounts on promissory notes	—	547,502	1,577,373
Exchange rate differences	78	(7,324)	11,824
Changes in operating assets and liabilities:
Increase in accounts receivable and other current assets	(54,414)	(111,054)	(330,677)
Decrease (increase) in long-term prepaid expenses	12,330	—	(134,670)
Increase in accounts payable	187,237	126,845	359,266
(Decrease) increase in accrued expenses and other current liabilities	(1,717)	31,884	692,304
(Decrease) increase in short-term deferred revenues	(36,488)	29,553	113,659
(Decrease) increase in long-term deferred revenues	(13,982)	—	438,377
Net cash used in operating activities	(964,401)	(806,551)	(33,828,041)

Cash flows from investing activities:
Capital expenditures	(50,139)	(2,736)	(4,163,040)
Proceeds from sales of property and equipment		—	54,415
Purchase of intangible assets	—	(80,200)	(119,936)
Decrease (increase) in long-term deposits	(25,189)	3,415	(185,626)
Purchases of investment securities	(13,250,000)	—	(19,100,000)
Proceeds from sales of investment securities	2,250,000	—	2,250,000
Other	190	—	—
Net cash used in investing activities	(11,075,138)	(79,521)	(21,264,187)

Cash flows from financing activities:
Repayment of loan	—	—	(20,000)
Proceeds from loan	—	—	6,500
Proceeds from issuance of convertible preferred stock, net of $130,697 issuance costs	—	—	32,669,303
Proceeds from issuance of common stock, net of issuance costs	—	(290,732)	10,843,790
Proceeds from issuance of promissory notes, net of issuance costs	—	4,278,490	4,323,373
Repayment of convertible promissory notes	—	—	(3,160,000)
Exercise of common stock options and warrants, net of $338,162 issuance costs	13,524,962	—	13,525,962
Net cash provided by financing activities	13,524,962	3,987,758	58,188,928

Effect of exchange rate changes on cash and cash equivalents	(78)	7,324	(45,940)
Net increase in cash and cash equivalents	1,485,345	3,109,010	3,050,760

Cash and cash equivalents at beginning of period	1,565,415	123,752	—

Cash and cash equivalents at end of period	3,050,760	3,232,762	3,050,760

See accompanying notes to the (unaudited) consolidated financial statements.

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)
Consolidated Statements of Cash Flows (cont’d)

Cumulative from December 22, 1998
(inception) through
Three months ended March 31		March 31,
2005	2004	2005
$	$	$
(Unaudited)	(Unaudited)	(Unaudited)

Supplemental disclosures of cash flow information:
Income taxes paid	3,175	1,804	94,766

Non-cash investing and financing activities:
Stock issued for domain name	—	—	1,500
Issuance of common stock in lieu of loan repayments	—	—	6,500
Common stock issued in exchange for notes receivable	—	—	1,842,900
Repurchase of stockholders’ common stock and cancellation of notes receivable	—	—	(1,842,900)
Amortization of deferred charges relating to warrants	—	147,080	147,080
Discount on convertible promissory notes	—	—	1,577,373
Conversion of convertible promissory notes into common stock	—	—	1,840,000
Issuance costs related to the converted promissory notes	—	—	134,255

See accompanying notes to the (unaudited) consolidated financial statements.

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Notes to the Unaudited Consolidated Financial Statements as of March 31, 2005

Note 1 - Business

GuruNet Corporation (“the Parent”), formerly Atomica Corporation (a Development Stage Enterprise), was founded as a Texas corporation on December 22, 1998, and reorganized as a Delaware corporation in April 1999. On December 27, 1998 the Parent formed a subsidiary (“the Subsidiary”) based in Israel, primarily for the purpose of providing research and development services to the Parent. GuruNet Corporation and the Subsidiary are collectively referred to as “the Company”. The Company develops, markets and sells technology that intelligently and automatically integrates and retrieves information from disparate sources and delivers the result in a single consolidated view.

Prior to 2003, the Company focused primarily on enterprise systems for corporate customers and large organizations. Beginning in 2003, the Company’s primary product has been its consumer product, which, in 2003 and 2004, was sold to subscribers who paid the Company on a lifetime or annual basis. In January 2005, the Company introduced a free-to-customer product, containing practically all the content that it used to sell via subscriptions and ceased selling subscriptions to individual consumers. The Company plans to generate advertising revenue from the free-to-customer product. Notwithstanding, customers who purchased subscriptions prior to January 2005 will continue to be fully supported through the subscription periods.

As the Company has not yet earned significant revenue from its operations, it considers itself a development stage enterprise, as defined under Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises”.

The accompanying unaudited consolidated financial statements were prepared in accordance with the instructions for Form 10-QSB and, therefore, do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments that are, in the opinion of management, of a normal recurring nature and are necessary for a fair presentation of the financial statements have been included. Nevertheless, these financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004. The results of operations for the period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other period

Note 2 - Revenue Recognition

The Company generates advertising revenues through pay-per-click keyword advertising. When a user searches sponsored keywords, an advertiser’s Website is displayed in a premium position and identified as a sponsored result to the search. Generally, the Company does not contract directly with advertisers, but rather, obtains those advertisers through the efforts of a third party that locates advertisers seeking to display sponsored links in our product. The third party is obligated to pay the Company a portion of the revenue it receives from advertisers, as compensation for the Company’s sale of promotional space on its Internet properties. Amounts received from such third parties are reflected as revenue on the accompanying statement of operations in the period in which such advertising services were provided.

The Company continues to recognize revenues generated from subscriptions that were sold in prior years since such subscribers will continue to be fully supported through the subscription periods (see Note 1).

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Notes to the Unaudited Consolidated Financial Statements as of March 31, 2005

Note 3 - Accounting for Stock-Based Compensation

As allowed by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-based Compensation” (SFAS No. 123), the Company utilizes the intrinsic-value method of accounting prescribed by the Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations, to account for stock option plans for employees and directors. Compensation cost for stock options, if any, would be measured as the excess of the estimated market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

The fair value of options and warrants granted to non-employees, is measured according to the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield; risk-free interest rates of 1.69% to 3.85%; volatility between 46.54% and 74.75%; and an expected life between one and ten years.

The Company has adopted the disclosure requirements of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, for awards to its directors and employees. For disclosure purposes only, the fair value of options granted to employees and directors prior to May 12, 2004, the date of the Company’s first filing with the U.S. Securities and Exchange Commission, in connection with its initial public offering (the “IPO”), was estimated on the date of grant using the minimum-value method with the following weighted average assumptions: no dividend yield; risk-free interest rates of 2.18% to 6.59%; and an expected life of three to five years. The fair value of options granted to employees and directors subsequent to May 12, 2004, are measured, for disclosure purposes only, according to the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield; risk-free interest rates of 3.29% to 4.18%; volatility between 53.66% and 66.76%; and an expected life of four years.

The following illustrates the effect on net loss and net loss per share, if the Company had applied the fair value methods of SFAS No. 123 for accounting purposes:

Three months ended March 31		Cumulative from inception through March 31,
2005	2004	2005
$	$	$
(Unaudited)	(Unaudited)	(Unaudited)

Net loss, as reported	(1,504,924)	(1,692,712)	(42,101,041)
Add:
Stock-based compensation expense to employees and directors included in reported net loss, net of related tax effects	9,918	8,704	50,295
Deduct:
Stock-based compensation expense to employees and directors determined under fair value based method for all awards, net of related tax effects	(72,886)	(12,855)	(298,603)

Pro-forma net loss	(1,567,892)	(1,696,863)	(42,349,349)
Net loss per common share, basic and diluted:
As reported	(0.25)	(1.33)	(25.35)
Pro-forma	(0.26)	(1.33)	(25.50)

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Notes to the Unaudited Consolidated Financial Statements as of March 31, 2005

Note 3 - Accounting for Stock-Based Compensation (cont’d)

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R). This Statement is a revision of SFAS No. 123, and it establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement eliminates the option to use APB 25’s intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued and it instead requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Pursuant to SFAS No. 123R, the Company will apply its provisions beginning the first quarter of 2006. SFAS 123R provides two alternative adoption methods. The first method is a modified prospective method whereby a company would recognize share-based employee costs from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employee awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date. Measurement and attribution of compensation cost for awards that are unvested as of the effective date of SFAS 123R would be based on the same estimate of the grant-date fair value and the same attribution method used previously under SFAS No. 123. The second adoption method is a modified retrospective transition method whereby a company would recognize employee compensation cost for periods presented prior to the adoption of SFAS 123R in accordance with the original provisions of SFAS 123, that is, an entity would recognize employee compensation costs in the amounts reported in the pro forma disclosures provided in accordance with SFAS 123. A company would not be permitted to make any changes to those amounts upon adoption of SFAS 123R unless those changes represent a correction of an error. The Company is currently considering which of the two methods it will adopt, and the effect that the adoption of SFAS 123R will have on its financial statements.

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Notes to the Unaudited Consolidated Financial Statements as of March 31, 2005

Note 4 - Stockholders’ Equity

(a) Common Stock

On March 13, 2005, the Company issued 7,800 shares of common stock to an investor relations firm, pursuant to a one-year agreement that began on December 13, 2004. The fair value of the shares, of $151,086, will be amortized to general and administrative expenses over the life of the service period.

(b) Stock Warrants

During 2004, in connection with the issuance of Convertible Promissory Notes in January and February of 2004, the Company issued warrants to acquire an aggregate of 2,067,316 shares of Common Stock (the “Bridge Warrants”), at an exercise price of $7.20 per share, with the exception of 265,837 bridge warrants exercisable at $3.75 per share.

During the first quarter of 2005, 69,432 of the Bridge Warrants were exercised. As a result, the Company issued an aggregate of 69,432 shares of its common stock, $0.001 par value, for a total consideration of approximately $500,000.

Additionally, on February 4, 2005 the Company entered into an agreement (the "Warrants Agreement"), with certain holders of Bridge Warrants, pursuant to which such holders exercised an aggregate of 1,871,783 Bridge Warrants at the stated exercise price thereof. As a result, the Company issued an aggregate of 1,871,783 shares of its common stock, for aggregate gross consideration of $12,559,700. Under the terms of the Warrants Agreement, in order to provide incentive to the warrant holders to exercise their Bridge Warrants, for every share of common stock purchased by the holders through the exercise of Bridge Warrants, the Company issued to the warrant holders new warrants, dated February 4, 2005, to purchase such number of shares of common stock equal to 55% of the number of shares of common stock underlying their respective Bridge Warrants (the "New Warrants"). As a result, the Company issued 1,029,488 of New Warrants at an exercise price of $17.27 per share. The New Warrants are immediately exercisable and expire on February 4, 2010.

On January 20, 2005, the Company entered into an agreement with an investment banking firm, which was also one of the underwriters of the Company’s IPO, to provide general financial advisory and investment banking services for $5,000 per month, and for a minimum term of six months. Further, upon signing of the contract, the underwriter received fully vested warrants to acquire 100,000 shares of Common Stock at an exercise price of $11.00. The fair value of the warrants, of $577,440, will be amortized to general and administrative expenses over the life of the minimum service period.

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Notes to the Unaudited Consolidated Financial Statements as of March 31, 2005

Note 4 - Stockholders’ Equity (cont’d)

(c) Stock Options

During the first quarter of 2005, 75,726 of the Company’s outstanding stock options were exercised, for a total consideration of approximately $804,000. As a result, the Company issued an aggregate of 75,726 shares of its common stock.

On March 5, 2005, the Company entered into an agreement with a consulting firm for the provision of strategic planning services. In connection therewith, the Company granted 20,000 stock options of which 3,333 stock options were fully vested, with the remaining 16,667 stock options vesting in equal monthly installments over the ten month period of the agreement. As a result, the Company recorded $106,901 of marketing expenses, which represents the fair value of the vested stock options as of March 31, 2005. The fair value of the unvested portion as of March 31, 2005, amounts to approximately $183,000 and will be revalued during the subsequent reporting periods. The agreement also provides for ten monthly payments of $5,000 and may be terminated by either party upon thirty days notice. In the case of termination by the Company, the greater of (i) one-half of all options which are unvested at the end of the 30-day notice period, or (ii) 5,000 options, will vest immediately upon the end of the notice period, however, monthly payments will cease.

On March 15, 2005, the Company granted 200,000 stock options to one of its officers. The options will vest 25% upon the first anniversary date of the option grant, with the remainder vesting in equal monthly installments over the 36 months thereafter. In the event of a change of control, as defined in the officer’s employment agreement, these options will be forfeited and the officer shall receive 50,000 shares of the Company’s common stock.

All stock options that were granted in the first quarter of 2005, were granted under the Company’s 2004 Stock Option Plan.

(d) Other Comprehensive Income (Loss)

In January 2005, the Company reversed previously recorded unrealized loss on securities.

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Notes to the Unaudited Consolidated Financial Statements as of March 31, 2005

Note 5 - Commitments and Contingencies

(a) Future minimum lease payments under non-cancelable operating leases for office space and cars, as of March 31, 2005 are as follows:

$
Year ending December 31
2005	202,166
2006	78,578
2007	42,153
2008	773

323,670

Rental expense for operating leases for the three month ended March 31, 2005 and 2004 was approximately $60,000 and $38,000, respectively.

(b) As security for future rental commitments the Subsidiary provided a bank guarantee in the amount of approximately $113,000.

(c) All of the Subsidiary’s obligations to its bank, including the bank guarantee that such bank made to the Subsidiary’s landlord, are secured by a lien on all of the Subsidiary’s deposits at such bank. As of March 31, 2005, deposits at such bank amounted to $383,494, including a long-term deposit of $126,720.

(d) In the ordinary course of business, the Company enters into various arrangements with vendors and other business partners, principally for content, web-hosting, marketing and investor relations arrangements. During the first quarter of 2005, the Company entered into agreements with three consulting firms for the provision of services in the areas of public relations, strategic planning and investment banking. The agreements, which are for periods between six months and one year, are for an aggregate cash amount of $210,000. In connection with the aforesaid agreements, the Company also agreed to grant warrants to acquire 100,000 shares of common stock and 20,000 stock options (see Note 4).

(e) In December 2002, the Company implemented a reorganization (the "December 2002 Reorganization") which substantially reduced the Company’s expenditures. The December 2002 Reorganization included staff reductions of fifteen persons, or approximately 52% of the Company's work force, including senior management, professional services, sales and marketing, research and development and administrative staff. The December 2002 Reorganization also included the shutdown of the Company’s California office and resulted in a loss on the disposal of fixed assets. In total, the Company incurred a loss of approximately $1,048,000 in connection with the December 2002 Reorganization, of which $780,000 related to the disposal of fixed assets, and $265,000 related to an accrual for salaries, benefits and office and equipment lease obligations that the Company recorded as of December 31, 2002. Of the amount accrued, $218,000 was paid during 2003, $22,000 was paid during 2004, $5,000 was paid during the first quarter of 2005 and $20,000, which relates to a lease obligation for equipment no longer in use, remains outstanding as of March 31, 2005.

GuruNet Corporation (Formerly Atomica Corporation)
and Subsidiary
(A Development Stage Enterprise)

Notes to the Unaudited Consolidated Financial Statements as of March 31, 2005

Note 6 - Subsequent Events

(a)	As a part of the Warrants Agreement as discussed in Note 4, the Company had agreed to file a registration statement with the U.S. Securities and Exchange Commission (the ”SEC”) by no later than April 6, 2005, to register for resale the shares of common stock underlying the new warrants (the "Registration Statement") and to have the Registration Statement effective by no later than May 5, 2005. On April 6, the Company filed the Registration Statement with the SEC, which became effective on April 21, 2005. In the Registration Statement, the Company also registered 111,016 shares, warrants and stock options that had previously not been registered.

(b)	In April 2005, the Company entered into an operating lease for office space in New York City. The term of the lease commences on May 1, 2005 and ends on June 30, 2010. Under the terms of the lease, the Company shall have the right to cancel the lease commencing May 1, 2008, upon 90 days prior written notice to the Landlord. The monthly rental due under the lease begins at $5,500, after a two months free rent period, and steps up at various stages throughout the lease, up to $6,223. The Company will recognize the rent expense for this lease on a straight-line basis over the minimum lease term. In addition to the base rent, the Company will be responsible for certain costs and charges specified in the lease, including real estate taxes and utility charges.

 ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this filing. This discussion includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

General

We possess technology that helps integrate and retrieve online information from disparate sources and delivers the result in a single consolidated browser view. Our answer engine delivers snapshot, multi-faceted definitions and explanations from attributable reference sources about numerous topics in our database. We seek to differentiate ourselves by providing our users with relevant reference information that enhances results achieved through traditional search engines. Most search engines respond to an Internet user’s query with a long list of links to more Websites that in some way relate to the query term. Our answer engine automatically displays relevant, narrative responses to a user’s query without requiring the user to review a list of hyperlinks sequentially. Our answer engine also directly displays information in various formats such as charts, graphs and maps.

Our Business Model

On January 3, 2005, the Company announced the release of Answers.com, a website that had been launched in August 2004 in beta version. The Company also released the "1-Click Answers" software, allowing users to click anywhere on the screen for instant facts about a word or phrase. 1-Click Answers allows users working in any application such as e-mail, spreadsheet, word processing, database or other program or application to “alt-click” on a word or phrase within a document, access our online library and display information about that word or phrase in a pop-up window. While Web users enjoy our integrated reference information, our Web-based product does not provide the “alt-click” command, and context analysis that we include in our software. Our revenue model for these products is based on advertising revenue. When a user searches sponsored keywords, a link to an advertiser’s Website is displayed in a premium position and identified as a sponsored result to the search. In contrast to GuruNet, the product we actively marketed prior to January 2005, we do not generate revenues from selling subscriptions to Answers.com.

Prior to January 2005, we sold subscriptions to our answer engine product, GuruNet. Prior to December 2003, we sold lifetime subscriptions to GuruNet, generally for $40.00. In December 2003, we decided to alter our pricing model and moved to an annual subscription model, generally, $30.00 per year. In conjunction with selling subscriptions, we also offered free access to dictionary, thesaurus, encyclopedia and other basic reference information through our products. Under our business model during those years, our ability to generate revenues was dependent upon our ability to increase the number of subscribers and increase the number of users who used our basic free product. Usage of our basic free product was our means of encouraging users to upgrade to our subscription product and increase our subscription revenue. Although we earned some advertising revenue in 2004, from advertising in our subscription and free products, such amounts were not significant. Our business model at the time strongly encouraged subscriptions, and thus we limited the amount of content available in our free product. This approach did not facilitate the amount of traffic we needed to earn significant amounts of revenue from advertising. Further, the aforesaid business model required us to maintain an infrastructure for billing and subscriptions, and we met resistance from customers to pay for “information freely accessible on the Internet”. A desire to gain more expansive, ubiquitous growth led to our current implementation, in January 2005, of a free-to-customer product, Answers.com and "1-Click Answers" software, containing practically all the content that we used to sell via subscriptions.

In conjunction with the release of Answers.com, GuruNet.com began functioning primarily as a corporate website. We are no longer offering new subscriptions to GuruNet or offering downloads of GuruNet software to users who do not have existing subscriptions. Notwithstanding, users who purchased GuruNet subscriptions prior to January 3, 2005, will continue to be fully supported through their subscription periods, and can access GuruNet services through GuruNet software or at GuruNet.com.

Other Recent Events

In addition to the change in our business model in the first quarter of 2005 noted above, the following events have recently transpired:

•
In February 2005 we entered into an agreement (the "Warrant Reload Agreement") with certain holders of warrants that were issued by us in 2004, in connection with a bridge financing, pursuant to which such holders exercised an aggregate of 1,871,783 Bridge Warrants. As a result, we raised approximately $12,225,000, net of costs relating to the exercise. Under the terms of the Warrant Reload Agreement, in order to provide incentive to the holders to exercise their Bridge Warrants, we issued 1,029,488 new five year warrants to purchase such number of shares of common stock (equal to 55% of the number of shares of common stock underlying their respective bridge warrants) at an exercise price of $17.27 per share.

•	On February 28, 2005, we began using Google's contextual AdSense advertising on our Answers.com information pages, as well as integrating monetized Google search into our Answers.com product.

•
In March 2005, we entered into an agreement to create a co-branded Website, which will display reference content from Answers.com and search results and contextual advertising from Accoona Corporation, owners of the Accoona Search Engine, Accoona.com. We are currently in the implementation phase of this endeavor.

•
In March 2005, we launched a beta mobile version of our product, accessible at . This new version enables users to view Answers.com's quick, concise facts on their mobile devices, including the TreoTM, the BlackBerryTM, Windows-CETM-based devices and browser-based telephones.

•
On April 29, 2005, we entered into a lease agreement to lease office space in New York City. The space will serve as our U.S. headquarters. The term of the lease shall begin on May 1, 2005 and end on June 30, 2010, however, we are entitled to cancel the lease commencing May 1, 2008. The rent during the first year of the lease, after the two-month free rent period, is approximately $66,000 per annum and will increase gradually over the term.

•
In May 2005, we entered into an agreement with Shopping.com, Inc., a subsidiary of Shopping.com Ltd. to offer Answers.com users integrated product information and price comparisons. Under the agreement, Answers.com will display content from Shopping.com as a supplement to its content library. The content will include user reviews and the ability to compare prices from multiple vendors. Shopping.com will share revenues - earned through click-throughs to vendors - with Answers.com.

•
Average daily queries for Answers.com and GuruNet, as measured by the company's internal statistical tools, grew throughout the first quarter of 2005 and in the subsequent period. Average daily queries during January, February, March and April of 2005 were approximately 220,000, 1,150,000, 1,550,000 and 1,790,000, respectively.

Revenues

Revenues in the first quarter of 2005 were $175,633 compared to $19,631 during the same period in 2004, an increase of $156,002. Revenues in the first quarter of 2005 resulted from advertising revenues of approximately $107,000, recognition of previously deferred subscription license revenue of approximately $50,000, revenue from partners with whom we market co-branded products of approximately $14,000 and other revenue of $5,000. In contrast, revenues in the first quarter of 2004 resulted from recognition of subscription license revenue of approximately $14,000, maintenance contracts on our corporate enterprise software of approximately $5,000 and advertising revenue of approximately $500.

As noted earlier, on January 3, 2005, we announced the release of Answers.com, the primary revenue model of which is advertising. In contrast, prior to January 3, 2005, our primary source of revenue was selling subscriptions to the GuruNet product, the forerunner to Answers.com. The launch of Answers.com, from a revenue perspective, was a multi-tiered process. From launch date until the middle of January, we ran public service announcements on Answers.com and did not display any advertising. In the middle of January we began using and testing various advertising network providers. We reached an important milestone on February 28, 2005, when we began using Google's contextual AdSense advertising on our Answers.com information pages, as well as integrating Google search, with paid search advertising into Answers.com. As a result of the multi-tiered launch, our January and February 2005 advertising revenues were approximately $16,000, while March 2005 advertising revenue was approximately $91,000.

Cost of Revenues

Cost of revenues in the first quarter of 2005 was $208,543 compared to $ 156,527 during the same period in 2004, an increase of $52,016 or 33%. The net increase is primarily attributable to the addition of staff that manage the production operations and web-hosting infrastructure that supports the Answers.com website, and fees we pay to Google for the web search results they provide us within the Answers.com website.

Cost of revenues is comprised of fees to third party providers of content, web search and web hosting services, and production operations and customer support salaries, benefits and overhead costs.

Gross Margin

Gross margin in the first quarter of 2005 was $(32,910) compared to $(136,896) during the same period in 2004, a decrease in the negative margin of $103,896. The decrease was due to increased revenues, offset somewhat by increased cost of revenues, as discussed above.

Research and Development Expenses

Research and development expenses in the first quarter of 2005 were $330,469 compared to $263,788 during the same period in 2004, an increase of $66,681 or 25%. The increase is due primarily to compensation-related expense increases as our research and development team grew in order to develop and test newer versions of our products, and due to raises in salaries. The salaries, benefits and overhead costs of personnel, conducting research and development of software and Internet products comprise research and development expenses.

Sales and Marketing Expenses

Sales and marketing expenses in the first quarter of 2005 were $361,460 compared to $318,929 during the same period in 2004, an increase of $42,531 or 13%. The net increase is due to a number of factors. In the first quarter of 2005, we hired a strategic consultant who has assisted us in formulating our product and marketing strategy. In connection therewith, we recorded approximately $27,000 of cash fees and expenses, and $107,000 of stock based compensation. In contrast, in the first quarter of 2004, we incurred approximately $122,000 in consulting costs relating to the redesign of our website and marketing strategy. Our public relations related costs rose by approximately $40,000, in the first quarter of 2005, as compared to the same quarter in 2004, however, advertising and promotion expenses of approximately $50,000 in the first quarter of 2005, were not significantly higher than the first quarter in 2004. The aforementioned increases were offset to a certain degree, by decreases in employee compensation, because we did not hire our chief revenue officer until the end of the first quarter of 2005. In contrast, in the first quarter of 2004, we employed a V.P. Business Development throughout the quarter.

Salaries, benefits and overhead costs of personnel, marketing consulting, public relations services and advertising costs, comprise sales and marketing expenses.

General and Administrative Expenses

General and administrative expenses in the first quarter of 2005 were $851,615 compared to $212,407 during the same period in 2004, an increase of $639,208 or 300%. The increase is comprised of many individual line expenses, as follows.

On January 20, 2005, we entered into an agreement with an investment banking firm, which also acted as one of the underwriters of our IPO, to provide general financial advisory and investment banking services for $5,000 per month, and for a minimum term of six months. Further, upon signing of the contract, the underwriter received fully vested warrants to acquire 100,000 shares of common stock at an exercise price of $11.00. As a result of this agreement, we recorded approximately $25,000 of cash compensation and $225,000 in stock compensation, which represents the amortization of the fair value of the warrants on the date of their issuance, over the minimum term of the agreement.

In December 2004, we entered into an agreement with an investor relations firm pursuant to which they are to receive $100,000 over a one-year period for providing us with investor relations services. Additionally, pursuant to the agreement, in March 2005, we issued 7,800 shares of common stock to such firm. As a result of this agreement, we recorded approximately $24,000 of cash compensation and $44,000 in stock-based compensation, which represents the amortization of the fair value of the stock on the date of their issuance, over the expected life of the agreement, through December 2005.

The remaining increase stems primarily from increases in legal and accounting costs of approximately $185,000; increases in the number of personnel, and salaries of personnel, which resulted in an increase, in aggregate, of approximately $40,000; increases in director fees and expenses of approximately $40,000; and increases in our insurance costs of approximately $30,000. The increases in the line expenses that comprise General and Administrative Expenses, including those mentioned previously, are mostly related, directly or indirectly, to the increased costs associated with being a public company.

General and administrative expenses consist primarily of salaries, benefits and overhead costs for executive and administrative personnel, insurance, fees for professional services, including investment relations, consulting, legal, and accounting fees, travel costs, investment banking fees, and other general corporate expenses. Expenses include cash-based payments and non-cash stock-based compensation. Overhead costs are comprised primarily by rent, utilities and depreciation.

Interest Income (Expense), Net

Interest income (expense), net in the first quarter of 2005 was $85,907, compared to ($737,034) during the same period in 2004, representing a net increase in interest income (decrease of expense) of $822,941. Interest income, net, in 2005 is comprised primarily of interest income earned from cash and cash equivalents and investment securities. Interest expense, net, in the first quarter of 2004 is comprised primarily of $675,000 of amortization of note discounts and deferred charges relating to convertible promissory notes, which were issued in January and February of 2004. The remainder consisted of 8% interest on the face of the those notes, approximating $65,000, less interest income of approximately $3,000

Other Income, Net

Other income, net, in the first quarter of 2005 was $282 as compared to $4,322 during the same period in 2004, a decrease of $4,040. During the first quarter of 2005, other income is comprised primarily of foreign currency exchange net gains. Other income in the first quarter of 2004 was comprised of foreign exchange gains of approximately $7,000, net of approximately $3,000 relating to the write-off of withholding taxes that we did not expect to realize.

Income Tax Expense

Our effective tax rate differs from the statutory federal rate due to differences between income and expense recognition prescribed by the United States and Israeli tax laws and Generally Accepted Accounting Principles. We utilize different methods and useful lives for depreciating property and equipment. The recording of certain provisions results in expense for financial reporting but the amount is not deductible for income tax purposes until actually paid. Our deferred tax assets are mostly offset by a valuation allowance because realization depends on generating future taxable income, which, in our estimation, is not more likely to transpire, than to not transpire.

We had net operating loss carryforwards for federal and state income tax purposes of approximately $37 million at March 31, 2005 and $27.5 million at March 31, 2004. The federal net operating losses will expire if not utilized on various dates from 2019 through 2025. The state net operating losses will expire if not utilized on various dates from 2009 through 2013. Our Israeli subsidiary has capital loss carryforwards of approximately $604,000 that can be applied to future capital gains for an unlimited period of time under current tax rules.

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change of a corporation. Thus, in accordance with Internal Revenue Code, Section 382, our recent Initial Public Offering and other ownership changes that have transpired, will significantly limit our ability to utilize net operating losses and credit carryforwards.

Our subsidiary had income in 2004 and 2003, resulting from its cost plus agreement with the parent company, whereby it charges us for research and development services it provides to us, plus 12.5%. However, the subsidiary is an “approved enterprise” under Israeli law, which means that income arising from the subsidiary’s approved activities is subject to zero tax under the “alternative benefit” path for a period of ten years. In the event of distribution by the subsidiary of a cash dividend out of retained earnings which were tax exempt due to the “approved enterprise” status, the subsidiary would have to pay a 10% corporate tax on the amount distributed, and the recipient would have to pay a 15% tax (to be withheld at source) on the amounts of such distribution received.

As of March 31, 2005, we accrued approximately $87,000, net, to reflect the estimated taxes that our subsidiary would have to pay if it distributed its accumulated earnings to us. Should the subsidiary derive income from sources other than the approved enterprise during the relevant period of benefits, this income will be taxable at the tax rate in effect at that time (currently 34%, gradually being reduced to 30% in 2005-2008). Through March 31, 2005, our Israeli subsidiary received tax benefits of approximately $730,000.

Net Loss

Our net loss decreased to $1,504,924 in the first quarter of 2005 from $1,692,712 in the same period in 2004, a decrease of $187,788, or 11%, as a result of the changes in our revenues, cost of sales and expenses as described above.

Critical Accounting Estimates

While our significant accounting policies are more fully described in the notes to our audited consolidated financial statements for the year ended December 31, 2004, we believe the following accounting policies to be the most critical in understanding the judgments and estimates we use in preparing our consolidated financial statements.

Revenue Recognition

In 2003, we sold lifetime subscriptions to our consumer product and did not recognize revenue from those sales since the obligation to continue serving such content had no defined termination date and adequate history to estimate the life of the customer relationship was not available. Cash received from such lifetime licenses is reflected as long-term deferred revenues on the accompanying balance sheets. Beginning December 2003 and throughout 2004, we generally, sold consumers one-year subscriptions to GuruNet. We recognize the amounts we received from those subscriptions over the life of the related subscription. Beginning April 2004, certain users who purchased lifetime subscriptions in 2003 exchanged their lifetime subscriptions for free two-year subscriptions to a newer, enhanced version of the GuruNet product. The cash previously received from such users is being recognized as revenues over the new two-year subscription. Beginning January 2005, we no longer offer subscriptions to our consumer products and/or websites. Rather, our consumer business model is now an advertising-only model. Notwithstanding, we have not terminated fixed-term and lifetime subscriptions to GuruNet that we previously sold. This means that those users will continue to receive content and will not have to upgrade their software. The software they downloaded in conjunction with their subscription will be supported. Our accounting treatment relating to those subscriptions has not changed, since we continue to honor those subscriptions.

Accounting for Stock-based Compensation

In January 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123” (“SFAS 148”), which provides alternative methods of transition for a voluntary change to a fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-based Compensation” ("SFAS 123"), to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We account for stock-based compensation for employees under APB 25, and elect the disclosure-only alternative under SFAS 123, providing the enhanced disclosures as required by SFAS 148.

We record deferred stock-based compensation expense for stock options granted to employees and directors if the market value of the stock at the date of grant exceeds the exercise price of the option. We recognize expenses as we amortize the deferred stock-based compensation amounts over the related vesting periods. The market value of our stock, so long as we were a private company, was determined by us based on a number of factors including comparisons to private equity investments in us. These valuations are inherently highly uncertain and subjective. If we had made different assumptions, our deferred stock-based compensation amount, our stock-based compensation expense, our net loss and our net loss per share could have been significantly different.

The fair value of stock warrants and stock options granted to non-employees are measured throughout the vesting period as they are earned, at which time we recognize a charge to stock-based compensation. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the market value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield, and an estimate of the life of the warrant or option. As discussed above, the market value of the underlying stock was based on assumptions of matters that are inherently highly uncertain and subjective. Since, prior to our IPO there had been no public market for our stock, our assumptions about stock price volatility are based on the volatility rates of comparable publicly held companies. These rates may or may not reflect our stock price volatility following the offering. If we had made different assumptions about the fair value of our stock or stock price volatility, or our estimate of the time stock warrants and stock options will be outstanding before they are ultimately exercised, the related stock based compensation expense, our net loss and our net loss per share amounts could have been significantly different.

For example, in the first quarter of 2005, we estimated that the fair value of 100,000 common stock warrants that our investment banker received in connection with an agreement pursuant to which it provides us with general financial advisory and investment banking services, to be $577,000. Such amount is being amortized over the minimum life of the agreement, which is six months. One of the assumptions driving the fair value of the warrants was the estimate of the date the warrants will be exercised. As required, we assumed the warrants will be exercised on the last day before they expire, which is five years after the date the warrants were issued. If, for example, we had assumed that the warrants would be exercised one year after their issuance, their value, and the charge, would have been approximately $146,000, rather than $577,000.

We are required in the preparation of the disclosures required under SFAS 148 to make certain estimates when ascribing a value to employee stock options granted during the year. These estimates include, but are not limited to, an estimate of the average time option grants will be outstanding before they are ultimately exercised and converted into common stock. These estimates are integral to the valuing of these option grants. Any changes in these estimates may have a material effect on the value ascribed to these option grants. This would in turn affect the amortization used in the disclosures we make under SFAS 148, which could be material. For disclosure purposes only, the fair value of options granted in the past to employees was estimated on the date of grant using the minimum-value method with the following weighted average assumptions: no dividend yield; risk-free interest rates of 2.18% to 6.59%; and an expected life of three to five years. The fair value of options granted to employees subsequent to May 12, 2004, the date of our first filing with the U.S. Securities and Exchange Commission in connection with our IPO is measured, for disclosure purposes only, according to the Black-Scholes option-pricing model, with the following weighted average assumptions: no dividend yield; risk-free interest rates of 3.29% to 4.18%; volatility between 53.66% and 66.76%, and an expected life of four years. If we had made different assumptions than those noted above, the related disclosures under SFAS 148 could have been significantly different.

Finally, the FASB recently enacted Statement of Financial Accounting Standards 123-revised 2004 ("SFAS 123R"), "Share-Based Payment" which replaces SFAS 123. The impact of SFAS 123R on future periods is discussed in the section of this Management’s Discussion & Analysis titled “Recent Accounting Pronouncements”.

Accounting For Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves management estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax item in the statement of operations. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have fully offset our US deferred tax asset with a valuation allowance. Our lack of earnings history and the uncertainty surrounding our ability to generate taxable income prior to the expiration of such deferred tax assets were the primary factors considered by management in establishing the valuation allowance. Deferred tax assets and liabilities in the financial statements result from the tax amounts that would result if our Israeli subsidiary distributed its retained earnings to us. This subsidiary is entitled to a tax holiday, as described above, yet continues to generate taxable income in respect of services provided to us, and therefore were the subsidiary to distribute its retained earning to us, we believe that the deferred tax asset relating to the Israeli subsidiary would be realized. In the event that our subsidiary’s products would not generate such taxable income, we would need to write off the deferred tax asset as an expense in the statement of operations. It should be noted that as the income is derived from us, it is eliminated upon consolidation.

Foreign Currency Translation

Beginning February 2004, our Israeli subsidiary began paying substantially all of its salaries linked to the U.S. dollar(“USD”), rather than the New Israeli Shekel (“NIS”). Based on this change, and in conjunction with all other relevant factors, our management has determined that the subsidiary’s functional currency, beginning the first quarter of 2004, is the USD. SFAS 52, “Foreign Currency Translation”, Appendix A, paragraph 42, cites economic factors that, among others, should be considered when determining functional currency. We determined that the cash flow, sales price and expense factors for our subsidiary, which prior to 2004 all indicated functional currency in foreign currency, have changed in 2004 to indicate the functional currency is the USD.

Our subsidiary’s revenue is derived based on a cost plus methodology. Prior to 2004, salary expense, its primary expense, was determined in the foreign currency resulting in income and expenses being based on foreign currency. However, in 2004, a triggering event occurred that, in our opinion, warranted a change of the functional currency of our subsidiary to that of our currency, USD. Salary expense, the primary expense of our subsidiary, began to be denominated in USD. This led to a change with respect to the currency of the cash flow, sales price and expense economic factors and resulted in a determination that our subsidiary’s functional currency had changed to that of our functional currency.

Had we determined that our subsidiary’s functional currency was different than what was actually used, we believe that the effect of such determination would not have had a material impact on our financial statements.

Recently Issued Accounting Pronouncements

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. On September 30, 2004, the FASB issued FSP 03-1-1, “Effective Date of Paragraphs 10-20 of EITF Issue 03-1, ’The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments’,” delaying the effective date for the recognition and measurement guidance of EITF 03-1, as contained in paragraphs 10-20, until certain implementation issues are addressed and a final FSP providing implementation guidance is issued. Until new guidance is issued, companies must continue to comply with the disclosure requirements of EITF 03-1 and all relevant measurement and recognition requirements in other accounting literature. We do not expect the adoption of EITF 03-1 to have a material effect on our financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment to APB No. 29". This Statement amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. Adoption of this statement is not expected to have a material impact on our results of operations and financial condition.

In December 2004, the FASB issued SFAS 123R, which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. The accounting provisions of SFAS 123R are effective for us for reporting periods beginning after December 15, 2005. We are required to adopt SFAS 123R in the first quarter of fiscal 2006. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. See Note 3 in our Notes to the unaudited Consolidated Financial Statements for the pro forma net loss and net loss per share amounts, as if we had used a fair-value-based method similar to the methods required under SFAS 123R to measure compensation expense for employee stock incentive awards. Although we have not yet determined the method of adoption and whether the adoption of SFAS 123R will result in amounts that are similar to the current pro forma disclosures under SFAS 123, we are evaluating the requirements under SFAS 123R and the impact their adoption will have on our consolidated statements of operations and net income (loss) per share.

Liquidity and Capital Resources

General

From our inception through March 31, 2005, our operations have been funded almost entirely through the proceeds we received from issuance of four series of convertible preferred stock between 1999 and the end of 2001, convertible promissory notes in the first quarter of 2004 and our IPO in last quarter of 2004. The amounts raised were used primarily to fund research and development, sales and marketing, business development and general and administrative costs.

In February 2005 the Company entered into an agreement with certain holders of warrants that were issued by the Company in 2004 in connection with a bridge financing, pursuant to which such holders exercised an aggregate of 1,871,783 Bridge Warrants. As a result, the Company raised approximately $12,225,000, net of costs relating to the exercise. Further, in 2005, to date, we raised additional amounts, in excess of $1 million, from other exercises of options and warrants.

As of March 31, 2005, we had $21,947,010 of assets consisting of $3,050,760 in cash and cash equivalents, $16,850,000 in investment securities, $791,759 in other current assets and the remaining balance in property and equipment and other long-term assets. Total liabilities as of March 31, 2005, reflect current liabilities of $1,153,545, consisting primary of accounts payable and accrued expenses and compensation, and long-term liabilities of $1,103,694, which are comprised primarily of liabilities in respect of employee severance obligations and deferred revenues, long-term.

Cash flows for the three months ended March 31, 2005 and 2004 were as follows:

	March 31, 2005	March 31, 2004

Net cash used in operating activities	$(964,401)	$(806,551)

Net cash used in investing activities	$(11,075,138)	$(79,521)

Net cash provided by financing activities	$13,524,962	$3,987,758

Despite a net loss of $1,504,924 in the first quarter of 2005, our net cash used in operations was $964,401. The primary reasons for the large difference is that $386,000 of our operating expenses were the result of non-cash, stock-based compensation, and various changes in our operating assets and liabilities. In the first quarter of 2004, despite a net loss of $1,692,712, our net cash used in operations was $806,551. This was due to many factors, the most significant of which is non-cash, amortization of promissory note discounts, of $547,502.

Cash used in investing activities of $11,075,138, in the first quarter of 2005 is attributable primarily to purchases of investment securities of $13,250,000, less the proceeds, of $2,250,000, from the sale of investment securities. Investment securities consist of investments in auction rate, investment grade, corporate and municipal debt instruments, and auction rate preferred shares of closed-end investment funds that invest in long-term fixed income securities, with auction reset periods of 28 days, classified as available-for-sale securities and stated at fair value. Cash used in investing activities of $79,521 in the first quarter of 2004 is mainly due to the purchase of the Answers.com domain name for $80,200.

Cash flow from financing activities during the first quarter of 2005 was comprised of the net proceeds, of approximately $12,225,000 from the exercise of warrants via the Warrant Reload Agreement, with the remainder resulting from other exercises of stock warrants and stock options. Cash flow from financing activities during the first quarter of 2004 was comprised primarily of the net proceeds relating to the $5.0 million of bridge notes issued in January and February 2004.

Current and Future Financing Needs

We have incurred negative cash flow from operations since our inception. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy. We raised approximately $10,786,000, net of underwriting fees and offering expenses, through our IPO and the exercise of the over-allotment option in the last quarter of 2004. After repaying the portion of the bridge notes that did not convert to common shares, of $3,160,000, approximately $7.6 million remained. In February 2005 we entered into the Warrant Reload Agreement with certain holders of warrants that were issued by us in 2004 in connection with the bridge financing, pursuant to which such holders exercised an aggregate of 1,871,783 Bridge Warrants. As a result, we raised approximately $12,225,000, net of costs relating to the exercise. Further, in the first quarter of 2005, we raised additional amounts, in excess of $1 million, from other exercises of options and warrants. Based on our current plans, we believe that the net proceeds of the aforementioned IPO and the exercise of the over-allotment option, and of the Warrant Reload Agreement, will be sufficient to enable us to meet our planned operating needs for the next twelve months and to fund possible future acquisitions. Notwithstanding, we may decide to raise funds in the future, via public or private sales of our shares or debt and/or other sources, to finance acquisitions and growth.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

ITEM 3. CONTROLS AND PROCEDURES

Based on their evaluations as of the end of the period covered in this report, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e)) are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

We believe that a controls system, no matter how well designed and operated, is based in part upon certain assumptions about the likelihood of future events, and therefore can only provide, reasonable, not absolute, assurance that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected.

In addition, we have reviewed our internal controls over financial reporting and have made no changes during the quarter ended March 31, 2005, that our certifying officers concluded materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We are not currently involved in any legal proceedings. However, from time to time we may be subject to legal proceedings and claims in the ordinary course of business.

ITEM 2. CHANGES IN SECURITIES

Not applicable

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

ITEM 5. OTHER INFORMATION

Not applicable.

ITEM 6. EXHIBITS

31.1	Certification of Principal Executive Officer required under Rule 13a-14(a) or Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended.

31.2	Certification of Principal Financial Officer required under Rule 13a-14(a) or Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended.

32.1*	Certification of Principal Executive Officer required under Rule 13a-14(a) or Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended, and 18 U.S.C. Section 1350.

32.2*	Certification of Principal Financial Officer required under Rule 13a-14(a) or Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended, and 18 U.S.C. Section 1350.

*
The certifications attached as Exhibits 32.1 and 32.2 accompany this Quarterly Report on Form 10-QSB pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed "filed" by GuruNet Corporation for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GURUNET CORPORATION

Date: May 11, 2005	/s/ Robert S. Rosenschein
Robert S. Rosenschein
Chief Executive Officer
(Principal Executive Officer)

/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

31.1	Certification of Principal Executive Officer required under Rule 13a-14(a) or Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended.

31.2	Certification of Principal Financial Officer required under Rule 13a-14(a) or Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended.

32.1*	Certification of Principal Executive Officer required under Rule 13a-14(a) or Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended, and 18 U.S.C. Section 1350.

32.2*	Certification of Principal Financial Officer required under Rule 13a-14(a) or Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended, and 18 U.S.C. Section 1350.

*
The certifications attached as Exhibits 32.1 and 32.2 accompany this Quarterly Report on Form 10-QSB pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed "filed" by GuruNet Corporation for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, Robert S. Rosenschein, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of GuruNet Corporation;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	[Paragraph omitted in accordance with SEC transition instructions contained in SEC Release 34-47986]
c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 11, 2005	/s/ Robert S. Rosenschein Robert S. Rosenschein Chief Executive Officer (Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, Steven  Steinberg, certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of GuruNet Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have;

a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)[Paragraph omitted in accordance with SEC transition instructions contained in SEC Release 34-47986]

c)Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the such auditors any material weaknesses in internal controls; and

b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls.

/s/ Steven Steinberg
Date: May 11, 2005	Steven Steinberg Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report on Form 10-QSB of GuruNet Corporation (the “Company”) for the period ended March 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, Robert S. Rosenschein, Chief Executive Officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, that:

a.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 11, 2005	/s/ Robert S. Rosenschein Robert S. Rosenschein Chief Executive Officer (Principal Executive Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report on Form 10-QSB of GuruNet Corporation (the “Company”) for the period ended March 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, Steven Steinberg, Chief Financial Officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, that:

a.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Steven Steinberg
Date: May 11, 2005	Steven Steinberg Chief Financial Officer (Principal Financial and Accounting Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.